Exhibit 10.1







                            ASSET PURCHASE AGREEMENT

                                      AMONG

                         INTERNATIONAL WIRE GROUP, INC.,

                            WIRE TECHNOLOGIES, INC.,

                                       AND

                                COPPERFIELD, LLC

                             ---------------------

                          Dated as of November 30, 2005

                                TABLE OF CONTENTS

                                                                                                               PAGE
Article I         DEFINITIONS....................................................................................1

         1.1      Certain Definitions............................................................................1

         1.2      Terms Defined Elsewhere in this Agreement......................................................7

         1.3      Other Definitional and Interpretive Matters....................................................9

Article II        PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES........................................10

         2.1      Purchase and Sale of Assets...................................................................10

         2.2      Excluded Assets...............................................................................11

         2.3      Assumed Liabilities...........................................................................12

         2.4      Excluded Liabilities..........................................................................12

         2.5      Further Conveyances and Assumptions; Consent of Third Parties.................................13

         2.6      Bulk Sales Laws...............................................................................14

         2.7      Purchase Price Allocation.....................................................................14

         2.8      Proration.....................................................................................15

Article III       CONSIDERATION.................................................................................15

         3.1      Consideration.................................................................................15

         3.2      Payment of Purchase Price.....................................................................15

         3.3      Purchase Price Adjustment.....................................................................15

Article IV        CLOSING AND TERMINATION.......................................................................18

         4.1      Closing Date..................................................................................18

Article V         REPRESENTATIONS AND WARRANTIES OF SELLER......................................................18

         5.1      Organization and Good Standing................................................................18

         5.2      Authorization of Agreement....................................................................18

         5.3      Conflicts; Consents of Third Parties..........................................................19

         5.4      Title to and Condition of Purchased Assets....................................................19

         5.5      Location of Assets............................................................................19

         5.6      Taxes.........................................................................................19

         5.7      Real Property Leases, Personal Property Leases and Assigned Contracts.........................20

         5.8      Real Property.................................................................................20

         5.9      Employee Benefits Plans.......................................................................20



                                       i

         5.10     Labor.........................................................................................21

         5.11     Litigation....................................................................................22

         5.12     Compliance with Laws; Permits.................................................................22

         5.13     Environmental Matters.........................................................................23

         5.14     Products......................................................................................23

         5.15     Financial Advisors............................................................................23

         5.16     Insurance.....................................................................................23

         5.17     Copies of Documents...........................................................................23

         5.18     No Other Representations or Warranties; Schedules.............................................24

Article VI        REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................................24

         6.1      Organization and Good Standing................................................................24

         6.2      Authorization of Agreement....................................................................24

         6.3      Conflicts; Consents of Third Parties..........................................................25

         6.4      Litigation....................................................................................25

         6.5      Financial Advisors............................................................................25

         6.6      Environmental Reports.........................................................................25

Article VII       COVENANTS.....................................................................................26

         7.1      Confidentiality...............................................................................26

         7.2      Publicity.....................................................................................26

         7.3      Use of Name...................................................................................26

         7.4      Non-Competition...............................................................................27

         7.5      Returns.......................................................................................28

         7.6      Pass-through Arrangement......................................................................28

Article VIII      EMPLOYEES AND EMPLOYEE BENEFITS...............................................................30

         8.1      Transferred Employees.........................................................................30

         8.2      Employee Benefits.............................................................................31

Article IX        CLOSING DELIVERABLES..........................................................................31

         9.1      Closing Deliverables to Purchaser.............................................................31

         9.2      Closing Deliverables to Seller Parent and Seller..............................................32


                                       ii

         9.3      Closing Deliverables to Title Company.........................................................32

Article X         INDEMNIFICATION...............................................................................32

         10.1     No Survival of Representations and Warranties.................................................32

         10.2     Indemnification by Seller Parent and Seller...................................................33

         10.3     Indemnification by Purchaser..................................................................33

         10.4     Indemnification Procedures....................................................................34

         10.5     Certain Limitations on Indemnification........................................................35

         10.6     Calculation of Losses.........................................................................36

         10.7     Pre-Closing Environmental Conditions..........................................................36

         10.8     Tax Treatment of Indemnity Payments...........................................................37

         10.9     Exclusive Remedy..............................................................................38

Article XI        MISCELLANEOUS.................................................................................38

         11.1     Payment of Sales, Use or Similar Taxes; Payment of Other Taxes................................38

         11.2     Expenses......................................................................................38

         11.3     Submission to Jurisdiction; Consent to Service of Process.....................................39

         11.4     Entire Agreement; Amendments and Waivers......................................................39

         11.5     Governing Law.................................................................................39

         11.6     Notices.......................................................................................40

         11.7     Severability..................................................................................40

         11.8     Binding Effect; Assignment....................................................................41

         11.9     Non-Recourse..................................................................................41

         11.10    Counterparts..................................................................................41

         11.11    Cooperation on Tax Matters....................................................................41

         11.12    Indiana Responsible Property Transfer Law.....................................................41


Schedules
---------

1.1(a)            Standard Costs
1.1(b)            Input Fields
1.1(c)            Assigned Contracts
1.1(d)            Customer Contracts
1.1(e)            Excluded Employees
1.1(f)            Inventory
1.1(g)            Insulated Bare Wire Yields
1.1(h)            Insulated Tinned Wire Yields
1.1(i)            Knowledge of Seller
1.1(j)            Machinery, Furniture and Equipment
1.1(k)            Personal Property Leases
1.1(l)            Spare Parts
2.1(d)            Excluded Machinery, Furniture and Equipment
2.1(f)            Transferred Permits
2.1(k)            Production and Quality Retention Forms
3.2               Wiring Instructions
5.3(a)            Conflicts
5.3(b)            Consents
5.4               Liens; Condition of Assets
5.5               Location of Assets
5.6               Tax Matters
5.9(a)            Employee Benefits Plans
5.9(d)            Change of Control Payments
5.10              Strikes
5.11              Litigation
5.12(b)           Permits
5.13              Environmental
5.15              Financial Advisors
5.16              Insurance
5.17(a)           Bare Wire Pricing Information
5.17(b)           Outstanding Customer Purchase Orders
5.17(c)           Outstanding Vendor Purchase Orders
5.17(d)           Historical Production and Sales Information
5.17(e)           Copies of Permits
6.3               Purchaser Conflicts
6.6               Environmental Reports
8.1(a)            Employment Offers
9.1(c)            Necessary Lien Releases
9.1(d)            Necessary Consents

Exhibits
--------

A                 Bill of Sale
B                 Transition Services Agreement
C                 Warranty Deed
E                 Zaragosa Lease
E                 Remediation Agreement

                            ASSET PURCHASE AGREEMENT

                  ASSET PURCHASE AGREEMENT, dated as of November 30, 2005 (the "Agreement"), among International Wire Group, Inc., a Delaware corporation ("Seller Parent"), Wire Technologies, Inc., an Indiana corporation ("Seller"), and Copperfield, LLC, a Minnesota limited liability company ("Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, Seller Parent and Seller desire to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller Parent and Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein; and

                  WHEREAS, certain terms used in this Agreement are defined in
Section 1.1;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Definitions.

                  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

                  "Adjusted Standard Cost" means, with respect to any item of Inventory, the standard cost of such item as of January 1, 2005 set forth on
Schedule 1.1(a) (the "Standard Cost") with the following adjustments to the input fields used to determine the standard cost in accordance with the inventory system of Seller Parent and Seller: (i) the price of copper shall be changed from $1.25 per pound to the Average Copper Price and (ii) the price of each insulating compound shall be changed from the input price as of January 1, 2005 to the weighted average cost per unit charged by Seller Parent's and Seller's supplier of such insulating material for the 90 days immediately preceding November 23, 2005. For informational purposes, Schedule 1.1(b) sets forth all the input fields used to determine the standard costs in accordance with the inventory system of Seller Parent and Seller.

                  "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                  "Assigned Contracts" means the Contracts set forth on Schedule 1.1(c).

                  "Average Copper Price" means $1.967 per pound of copper.

                  "Average Copper Bare Scrap Price" means the Average Copper Price less 1 cent per pound.

                  "Average Tin Plated Scrap Price" means the Average Copper Price less 13 cents per pound.

                  "Business" means the fabrication and insulation of copper wire by Seller Parent and Seller at the Owned Real Properties and Leased Real Properties.

                  "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Contract" means any written contract, indenture, note, bond, lease or other agreement, commitment, instrument, obligation or promise.

                  "Customer Contracts" means the Contracts set forth on Schedule 1.1(d).

                  "Customer Product Liabilities" means Liabilities arising out of any product (i) that is returned by a customer because such product does not meet such customer's specifications or (ii) after the inclusion of such product into a wire harness or similar end product by reason of the defective design or manufacture of such product.

                  "Documents" means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, whether or not in electronic form.

                  "Employees" means all individuals who are employed by Seller Parent or Seller at any Owned Property or Leased Real Property immediately prior to the Closing other than the Excluded Employees.

                  "Environmental Law" means any applicable foreign, federal, state or local law, statute, regulation, ordinance or other legal requirement relating to the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. App. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide, and the Rodenticide Act (7 U.S.C. ss. 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

                  "Environmental Liabilities" means, with respect to any Person, all Liabilities, responsibilities, Remedial Actions, Losses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies) incurred as a result of any claim or demand by any other Person arising under any Environmental Law, Permit, order or agreement with any Governmental Body or other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute.

                  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

                  "Excluded Employees" means the Employees set forth on Schedule 1.1(e).

                  "Governmental Body" means any government or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

                  "Hardware" means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers and networks, but excluding all Software.

                  "Hazardous Material" means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect, including petroleum and its by-products, asbestos and polychlorinated biphenyls.

                  "Intellectual Property" means all of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, "Patents"), (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, "Marks"), (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights (collectively, "Copyrights") and (iv) all Software and Technology.

                  "Inventory" means all inventory (including raw materials, work in process, finished goods, scrap material and Obsolete Goods) (A) owned by Seller Parent or Seller and physically located at, or in-transit between, (x) any of the premises referred to in Sections 2.1(a) and 2.1(b) or (y) the premises for storage set forth on Schedule 1.1(f) or (B) consigned to persons set forth on Schedule 1.1(f). For purposes of clarification, (i) all raw materials or other products in-transit to the locations described in clauses (x) and (y) of the prior sentence from a vendor pursuant to an Outstanding Vendor Purchase Order shall not be included in the definition of "Inventory" but instead shall be governed by Section 7.6(b) and (ii) all finished goods and other products sent to a customer on or before the date hereof shall not be included in the definition of "Inventory" (and any returns of such products shall be governed by Section 7.5).

                  "Inventory Value" means the sum of the aggregate values of each type of Inventory. With respect to any type of Inventory (other than Obsolete Goods), the aggregate value of such type of Inventory shall be an amount equal to (A) the total weight, volume or quantity of such type of Inventory multiplied by (B) the Adjusted Standard Cost. With respect to Obsolete Goods, the aggregate value of:

                  (i) Obsolete Goods consisting of bare wire shall be an amount equal to (A) the aggregate weight in pounds of copper present in such Obsolete Goods multiplied by (B) Average Copper Bare Scrap Price;

                  (ii) Obsolete Goods consisting of tin plated wire shall be an amount equal to (A) the aggregate weight in pounds of copper present in such Obsolete Goods multiplied by (B) Average Tin Plated Scrap Price;

                  (iii) Obsolete Goods consisting of insulated bare wire shall be an amount equal to the difference of (A) the product of (v) the aggregate weight in pounds of the insulated bare wire multiplied by (w) Average Copper Bare Scrap Price multiplied by (x) the historical yield set forth on Schedule 1.1(g) minus (B) the product of (y) 6.5 cents per pound of insulated bare wire multiplied by (z) the aggregate weight in pounds of the insulated bare wire;

                  (iv) Obsolete Goods consisting of insulated tinned wire shall be an amount equal to the difference of (A) the product of (v) the aggregate weight in pounds of insulated tinned wire multiplied by (w) Average Tin Plated Scrap Price multiplied by (x) the historical yield set forth on Schedule 1.1(h) minus (B) the product of (y) 6.5 cents per pound of insulated tinned wire multiplied by (z) the aggregate weight in pounds of the insulated tinned wire; and

                  (iv) all other Obsolete Goods shall be zero.

                  "Knowledge of Seller" means the knowledge of those Persons identified on Schedule 1.1(i).

                  "Law" means any foreign, federal, state or local law, statute, code, ordinance, rule or regulation.

                  "Leased Real Property" means any real property under a Real Property Lease.

                  "Legal Proceeding" means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

                  "Liability" means any debt, liability, commitment, expense, claim, deficiency, guaranty, endorsement or obligation, of any kind or nature whatsoever (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including all costs and expenses relating thereto.

                  "Lien" means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, conditional sale agreement, claim, lease, charge, security agreement, license, option, right of first refusal, easement, servitude or transfer restriction.

                  "Machinery, Furniture and Equipment" means all machinery, furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Seller Parent or Seller physically located at any of the premises referred to in Sections 2.1(a) and 2.1(b), including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings, supplies and the assets set forth on Schedule 1.1(j), but excluding all Spare Parts. Purchaser acknowledges that (i) Schedule 1.1(j) was based upon a physical accounting as of October 20, 2004, (ii) that such schedule has been updated monthly since such date to reflect only acquisitions and dispositions of property and (iii) the list has not been updated since October 31, 2005.

                  "Material Adverse Effect" means any event, circumstance, condition, fact, effect or other matter which has had or could reasonably be expected to have a material adverse effect (i) on the Purchased Assets, (ii) on the Business or (iii) on the ability of Seller Parent or Seller to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby, other than any effect resulting from an Excluded Matter. "Excluded Matter" means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects the insulated wire industry; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any changes in applicable Laws or accounting rules; or (v) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

                  "Obsolete Goods" means any Inventory, by part number, for which no sales or usage in production of such Inventory included in such part number has been made within the six (6) months prior to the Closing Date.

                  "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

                  "Ordinary Course of Business" means the ordinary and usual course of normal day-to-day operations of the Business as conducted by Seller Parent and Seller.

                  "Owned Property" means the real property fee interests located at: (i) 302 Progress Way, Avilla, Indiana ("Avilla Facility") and (ii) 1388 North Zaragosa Road, El Paso, Texas ("Zaragosa Facility"), including any buildings, structures, landscaping, utility lines, roads, driveways, fences, parking areas, contiguous and adjacent entry rights, and all other improvements to such real property that are owned by Seller and located in and upon such real property; and all rights, privileges and easements appurtenant to the foregoing.

                  "Permits" means any approvals, authorizations, licenses, permits or certificates granted, issued, given or otherwise made available by a Governmental Body or other Person.

                  "Permitted Exceptions" means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent; (ii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the Ordinary Course of Business; (iii) title of a lessor under a capital or operating lease; (iv) with regard to the Owned Properties or Leased Real Properties, zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated and do not materially impair the present use of such Owned Properties or Leased Real Properties; and (v) minor imperfections of title, charges, easements, restrictions and encumbrances, if any, that do not render title to the Owned Property unmarketable with its current improvements and in its current use.

                  "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  "Personal Property Leases" means the leases of personal property set forth on Schedule 1.1(k).

                  "Product Liabilities" means Liabilities arising out of any finished goods Inventory (i) that is returned by a customer because such item of finished goods Inventory does not meet such customer's specifications or (ii) after the inclusion of such item into a wire harness or similar end product by reason of the defective design or manufacture of such item of finished goods Inventory.

                  "Pre-Closing Environmental Conditions" means a violation of Environmental Laws by Seller Parent or Seller (or, with respect to any Owned Property, any previous property owner) or the release of Hazardous Materials into the environment on or before the Closing.

                  "Real Property Leases" means the real property leases granting Seller leasehold interests at: (i) 201 Inglewood Dr., El Paso, Texas ("Inglewood Facility") and (ii) 12135 Esther Lama Dr., El Paso, Texas ("Esther Lama Facility").

                  "Remedial Action" means all actions required by Environmental Laws to clean up, remove, treat or otherwise remediate any Hazardous Material that has been released in the environment at concentrations exceeding those allowed by Environmental Laws, including the performance of pre-remedial studies and investigations and post-remedial monitoring and care.

                  "Representatives" means, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including their legal advisors and accountants).

                  "Software" means, except to the extent generally available for purchase from a third Person, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

                  "Spare Parts" means all spare parts physically located at any of the premises referred to in Sections 2.1(a) and 2.1(b).

                  "Spare Parts Value" means the sum of the aggregate values of each part included in Spare Parts. With respect to any part included Spare Parts, the aggregate value of such part shall be an amount equal to (i) the total quantity of such part multiplied by (ii) the cost for such part set forth on Schedule 1.1(l).

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, or other business entity of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

                  "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes related to the Purchased Assets.

                  "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, property, alternative or add-on minimum, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

                  "Technology" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

         1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

      Term                                              Section
      ----                                              -------
      Accounting Referee                                3.3(d)
      Agreement                                         Preamble
      Asset Acquisition Statement                       2.7
      Assumed Liabilities                               2.3
      Avilla Facility                                   1.1 (in definition of Owned Property)
      Benefits Plans                                    2.2(i)
      CERCLA                                            1.1 (in Environmental Law Definition)
      Closing                                           4.1
      Closing Date                                      4.1


                                       7

      Term                                              Section
      ----                                              -------

      Closing Date Purchase Price                       3.1
      Closing Statement                                 3.3(b)
      Closing Inventory Value                           3.3(b)
      Closing Spare Parts Value                         3.3(b)
      COBRA                                             5.9(a)
      Company Benefit Plan                              5.9(a)
      Confidentiality Information                       7.1
      Copyrights                                        1.1 (in Intellectual Property definition)
      Customer Information                              2.1(i)
      Environmental Deductible                          10.7
      Environmental Cap                                 10.7
      ERISA                                             5.9(a)
      ERISA Affiliate                                   5.9(a)
      Estimated Inventory Value                         3.3(a)
      Estimated Spare Parts Value                       3.3(a)
      Esther Lama Facility                              1.1 (in definition of Real Property Leases)
      Excluded Assets                                   2.2
      Excluded Liabilities                              2.4
      Excluded Matter                                   1.1 (in Material Adverse Effect Definition)
      Extraordinary Damages                             10.6(b)
      Final Determination                               3.3(f)
      Final Inventory Value                             3.3(f)
      Final Spare Parts Value                           3.3(f)
      Indemnification Claim                             10.5(b)
      Inglewood Facility                                1.1 (in definition of Real Property Leases)
      IRPTL                                             11.12
      Loss                                              10.2(a)
      Marks                                             1.1 (in Intellectual Property definition)
      Outstanding Customer Purchase Orders              5.17(b)
      Outstanding Vendor Purchase Orders                5.17(c)
      Patents                                           1.1 (in Intellectual Property definition)
      Product Liabilities                               2.3(e)
      Proration Adjustment                              2.8
      Purchase Price                                    3.1
      Purchased Assets                                  2.1
      Purchaser                                         Preamble
      Purchaser Documents                               6.2
      Purchaser Indemnified Parties                     10.2(a)
      Purchaser Plans                                   8.2(a)
      Purchaser's Savings Plan                          8.2(c)
      Related Party Payable                             2.4(i)
      Remediation Agreement                             9.1(k)
      Restricted Business                               7.4(a)
      Restricted Employee                               8.1(b)


                                       8

      Term                                              Section
      ----                                              -------

      Return Assets                                     7.5
      Revised Statements                                2.7
      Seller                                            Preamble
      Seller Documents                                  5.2
      Seller Indemnified Parties                        10.3(a)
      Seller Marks                                      7.3
      Seller Parent                                     Preamble
      Seller Parent's Savings Plan                      8.2(c)
      Standard Cost                                     1.1 (in Adjusted Standard Cost)
      Standard Procedure                                8.1(d)
      Transferred Employees                             8.1(a)
      WARN                                              5.10(c)
      Zaragosa Assets                                   7.4(b)
      Zaragosa Facility                                 1.1 (in definition of Owned Property)
      Zaragosa Lease                                    9.1(j)


         1.3 Other Definitional and Interpretive Matters

                  (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

                  Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

                  Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

                  Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

                  Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

                  Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

                  Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

                  Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

                  (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                                    ARTICLE II

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

         2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, Purchaser purchases, acquires and accepts from Seller Parent and Seller, and Seller Parent and Seller sell, transfer, assign, convey and deliver to Purchaser all of Seller Parent's and Seller's respective right, title and interest in, to and under the following assets of Seller Parent and Seller as of the Closing (collectively, the "Purchased Assets"):

                  (a) the Avilla Facility (including security deposits for electricity, telephone or otherwise);

                  (b) each Real Property Lease (including security deposits for rent, electricity, telephone or otherwise);

                  (c) all Inventory;

                  (d) all Machinery, Furniture and Equipment other than Machinery, Furniture and Equipment used primarily by the Excluded Employees and set forth on Schedule 2.1(d);

                  (e) all Spare Parts;

                  (f) all Permits set forth on Schedule 2.1(f);

                  (g) all Personal Property Leases;

                  (h) all Assigned Contracts;

                  (i) except as prohibited by applicable Law or set forth in Sections 2.2(d) and (e), (A) all Documents related exclusively to the Purchased Assets, (B) technical documentation exclusively related to the Purchased Assets, including design specifications for the Purchased Assets and (C) payment history, payment terms and contact information for the customer contracts included in the Assigned Contracts (the "Customer Information") (together with such Documents sufficient to permit Purchaser to assess credit risk);

                  (j) customer product approvals by plant that exclusively relate to the Business; and

                  (k) copies of the production and quality retention forms set forth on Schedule 2.1(k).

         2.2 Excluded Assets. Notwithstanding anything to the contrary, all other rights, properties and assets of Seller Parent and Seller are not be included in the Purchased Assets and shall remain the property of Seller Parent and Seller (the "Excluded Assets") including:

                  (a) all cash, cash equivalents, bank deposits or similar cash items;

                  (b) all accounts receivable;

                  (c) all prepaid charges (excluding security deposits for rent, electricity, telephone or otherwise);

                  (d) all Documents relating to products, services, marketing, advertising, promotional materials, Intellectual Property, personnel files for Employees and customer credit information;

                  (e) all Documents used primarily by the Excluded Employees;

                  (f) all Intellectual Property (including Seller Marks and Seller's SSA BPCs system);

                  (g) all goodwill and other intangible assets;

                  (h) all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller Parent or Seller;

                  (i) All Contracts that are not Real Property Leases, Personal Property Leases, Assigned Contracts or Customer Contracts;

                  (j) Outstanding Customer Purchase Orders and Outstanding Vendor Purchase Orders;

                  (k) All pension, retirement, profit-sharing, deferred compensation, severance pay, change-in-control, vacation, bonus, and other incentive plans, all other written employee programs, arrangements, and agreements, all medical, vision, dental, and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Seller Parent, Seller or ERISA Affiliates thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, and other beneficiaries of Seller Parent or Seller under which employees, retirees, dependents, spouses, directors, independent contractors, leased employees and other beneficiaries of Seller Parent or Seller are eligible to participate (collectively, the "Benefit Plans");

                  (l) the Zaragosa Facility until such time as Purchaser purchases the Zaragosa Facility in accordance with the Zaragosa Lease.

         2.3 Assumed Liabilities. Purchaser assumes, undertakes and agrees to pay, satisfy, perform and discharge in full, as and when due, the following Liabilities of Seller Parent and Seller (collectively, the "Assumed Liabilities"):

                  (a) all Liabilities arising out of, relating to or otherwise in respect of Assigned Contracts after the Closing Date;

                  (b) all Liabilities arising out of, relating to or otherwise in respect of the Real Property Leases after the Closing Date;

                  (c) filing, recording and transfer or similar fees or taxes relating to transfer of title to the Owned Properties and motor vehicle registrations in connection with the transactions contemplated by this Agreement (to the extent any are a Liability of Seller Parent or Seller);

                  (d) all Liabilities arising out of, relating to or otherwise in respect of the Personal Property Leases after the Closing Date; and

                  (e) all Liabilities arising out of, relating to or otherwise in respect of any Inventory, other than Product Liabilities.

         2.4 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser does not assume, shall not be liable for and under no circumstance shall Purchaser be obligated to pay or assume, and none of the Purchased Assets shall be or become liable for or subject to, any Liability of Seller Parent or Seller or their Affiliates (or any of their predecessors) (the "Excluded Liabilities"), including the following:

                  (a) all accounts payable;

                  (b) all Liabilities arising out of Excluded Assets;

                  (c) except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to, or with respect to (A) the employment or performance of services, or termination of employment or services by Seller Parent, Seller or any of their Affiliates, of any Employee or any Excluded Employee on or before the Closing Date, (B) the employment or performance of services, or termination of employment or services by Seller Parent, Seller or any of their Affiliates, of any Employee that is not a Transferred Employee or any Excluded Employee after the Closing Date, (C) workers' compensation claims of any Employee or any Excluded Employee that relate to the period on or before the Closing Date, (D) workers' compensation claims of any Employee that is not a Transferred Employee or any Excluded Employee that relate to the period after the Closing Date, (E) the Company Benefit Plans and (F) any employment, severance or change-in-control agreements (whether oral or written) or payments, including under WARN to the extent arising prior to and on the Closing Date and not the result of any breach of this Agreement by Purchaser or its Affiliates;

                  (d) except for Liabilities that constitute Assumed Liabilities, any Liability accruing, arising out of, or relating to the conduct of the business and operations of Seller Parent or its Affiliates on or before the Closing Date, including the manufacture, sale or shipment of any product by Seller Parent or its Affiliates on or before the Closing Date;

                  (e) all Liabilities for Taxes of Seller Parent or Seller other than those assumed by Purchaser under Section 2.3(c);

                  (f) any current or long term Liability of Seller Parent, Seller or any of their Affiliates with respect to indebtedness for borrowed money (excluding any capital leases included in the Purchased Assets), including any guarantees by Seller Parent, Seller or any of their Affiliates;

                  (g) any Liability arising under any Contract of Seller Parent or Seller (including oral Contracts) that is not an Assigned Contract, Real Property Lease or Personal Property Lease;

                  (h) all Liabilities arising out of, relating to or otherwise in respect of the Owned Properties, Real Property Leases, Personal Property Leases and Assigned Contracts on or before the Closing Date including all Environmental Liabilities for the Owned Properties and Leased Real Properties arising on or before the Closing Date;

                  (i) Product Liabilities;

                  (j) any Liability (including any accounts payable) of Seller Parent or Seller owed to any shareholders, directors or officers of Seller Parent or Seller, or any immediate family members or agents acting on behalf of or for the benefit of, any of the foregoing ("Related Party Payables"); and

                  (k) any Liability for continuation coverage that may be required to be provided to Employees (other than the Transferred Employees) under Part 6 of Title E of ERISA and Section 4980B of the Code in the event Seller Parent or Seller terminates its group health insurance plan after Closing.

         2.5 Further Conveyances and Assumptions; Consent of Third Parties.

                  (a) In the event that Purchaser does not have the Technology necessary to operate the Business as currently conducted by Seller Parent and Seller, and Seller Parent and Seller own such Technology, Seller Parent and Seller shall grant to Purchaser a non-exclusive perpetual license to such Technology at no additional cost to Purchaser. For purposes of clarification, this Section 2.5(a) does not address matters covered by the Transition Services Agreement.

                  (b) From time to time following the Closing, to the extent permitted by applicable Law, Seller Parent and Seller shall, or shall cause their Affiliates to, make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser's records.

                  (c) Except for employment matters which are governed by
Section 2.5(b), from time to time following the Closing, where there is a legitimate purpose, Seller Parent, Seller and Purchaser shall provide the other parties to this Agreement with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to Documents and related items, but only to the extent relating to the Purchased Assets or Assumed Liabilities, and the requesting party shall have the right to make copies of such Documents; provided, however, that the foregoing right of access shall not be exercisable in a manner as to interfere unreasonably with the normal operations and business of the parties thereto.

                  (d) From time to time following the Closing, Seller Parent, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to make effective the transactions contemplated hereby and thereby.

                  (e) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment unless and until such consent shall have been obtained.

                  (f) Purchaser shall use its commercially reasonable efforts to assist Seller Parent and Seller in obtaining, from the counterparty or counterparties to the Real Property Lease for the Esther Lama Facility, the release (by novation or otherwise) of Seller Parent and Seller, as applicable, from any liability or obligation under any such Contract; provided, however, that neither Purchaser nor any other Person shall be obligated to provide a guarantee or pay any consideration to any third party from whom any such release is requested in connection with obtaining such release.

         2.6 Bulk Sales Laws. Purchaser hereby waives compliance by Seller Parent and Seller with the requirements and provisions of any "bulk-transfer" Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

         2.7 Purchase Price Allocation. Seller Parent, Seller and Purchaser shall allocate the purchase price (including the Assumed Liabilities) among the Purchased Assets, Purchaser shall prepare and deliver to Seller Parent and Seller copies of Form 8594 and any required exhibits thereto (the "Asset Acquisition Statement") within one hundred twenty (120) days after Closing. Purchaser shall prepare and deliver to Seller Parent and Seller from time to time revised copies of the Asset Acquisition Statement (the "Revised

Statements") so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation. The purchase price for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller Parent and Seller, and all income Tax Returns and reports filed by Purchaser, Seller Parent and Seller shall be prepared consistently with such allocation.

         2.8 Proration. Seller Parent and Seller shall request cut off statements for all utilities servicing any of the Owned Properties and Leased Real Properties. If cut off statements cannot be obtained as of the Closing Date, all utilities servicing any of the Owned Properties or Leased Real Properties, including water, sewer, telephone, electricity and gas service shall be pro rated between Seller Parent and Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date on a per diem basis, with Seller Parent and Seller responsible for all such payments accruing on or before the Closing Date and Purchaser responsible for all such payments accruing after the Closing Date. Within sixty (60) days after the Closing Date, (i) Seller Parent and Seller shall prepare and deliver to Purchaser a statement setting forth the amounts to be reimbursed by Purchaser for Purchaser's share of expenses pursuant to this Section 2.8 and (ii) Purchaser shall prepare and deliver to Seller Parent and Seller a statement setting forth the amounts to be reimbursed by Seller Parent and Seller for Seller Parent's and Seller's share of expenses pursuant to this Section 2.8. Purchaser, Seller Parent and Seller shall cooperate in good faith to determine the net amount owing to Seller Parent and Seller or Purchaser, as applicable. The party responsible for the payment shall pay the amount it is owes within five (5) Business Days after receipt of a written request for reimbursement from the applicable party.

                                   ARTICLE III

                                  CONSIDERATION

         3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to (i) Four Million Two Hundred and Twenty-Five Thousand Dollars ($4,225,000), plus (ii) the Estimated Inventory Value plus (iii) Estimated Spare Parts Value (collectively, the "Closing Date Purchase Price", as adjusted by Section 3.3, the "Purchase Price") and (b) the assumption of the Assumed Liabilities; provided, however, that in no event shall the Estimated Spare Parts Value or Final Spare Parts Value exceed One Million Dollars ($1,000,000).

         3.2 Payment of Purchase Price. Purchaser is hereby paying the Closing Date Purchase Price to Seller Parent and Seller by wire transfer of immediately available funds into the account set forth on Schedule 3.2.

         3.3 Purchase Price Adjustment.

                  (a) The amount reasonably estimated by Seller and Purchaser as of the Closing Date to be (i) the Inventory Value (the "Estimated Inventory Value") is $11,727,134 and (ii) the Spare Parts Value (the "Estimated Spare Parts Value") is $758,700.

                  (b) One (1) day after the Closing Date, Purchaser and Seller shall jointly conduct a physical inventory of the Inventory and Spare Parts. As promptly as practicable thereafter, but no later than thirty (30) days after the Closing Date, Seller shall, at its expense, cause to be prepared and delivered to Purchaser a closing statement (the "Closing Statement") setting forth Seller's calculation, as of the end of business on the Closing Date, of (i) the Inventory Value (the "Closing Inventory Value") and (ii) Spare Parts Value (the "Closing Spare Parts Value") and for which reasonable supporting documentation and detail shall be provided. The preparation of the Closing Statement shall be for the sole purpose of determining the difference between (i) the Closing Inventory Value and Estimated Inventory Value and (ii) Closing Spare Parts Value and the Estimated Spare Parts Value.

                  (c) If Purchaser disagrees with Seller's calculation of Closing Inventory Value and/or Closing Spare Parts Value delivered pursuant to
Section 3.3(b), Purchaser may, within ten (10) days after delivery of the Closing Statement, deliver a notice to Seller disagreeing with such calculation and setting forth Purchaser's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Purchaser disagrees, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.

                  (d) If a notice of disagreement shall be duly delivered pursuant to Section 3.3(c), Purchaser and Seller shall, during the fifteen (15) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Inventory Value or Closing Spare Parts Value, as applicable, which amount shall not be greater than the amount thereof shown in Seller's calculation delivered pursuant to Section 3.3(b) nor less than the amount thereof shown in Purchaser's calculation delivered pursuant to Section 3.3(c). If during such period, Purchaser and Seller are unable to reach such agreement, they shall promptly thereafter cause Deloitte & Touche LLP (or if unable or unwilling to accept its mandate, an independent accountant to be mutually agreed upon by Seller and Purchaser) (Deloitte & Touche LLP or such other independent accountant, as the case may be, the "Accounting Referee") to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Inventory Value or Closing Spare Parts Value, as applicable. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement as to which Purchaser has disagreed. The Accounting Referee shall deliver to Purchaser and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Seller. The cost of such review and report shall be borne equally by Purchaser and Seller.

                  (e) Purchaser and Seller shall, and shall cause their respective Representatives to, cooperate and assist in the preparation of the Closing Statement and in the conduct of the review referred to in this Section 3.3, including the making available to the extent necessary of books, records, work papers and personnel and affording access to conduct physical inventory.

                  (f) (i) If the sum of (A)(1) the Final Inventory Value (as defined below) plus (2) Final Spare Parts Value (as defined below) exceeds the sum of (B)(1) the Estimated Inventory Value plus (2) the Estimated Spare Parts Value, then Purchaser shall pay to Seller, as an adjustment to the Closing Date

Purchase Price, in the manner and with interest as provided in Section 3.3(g), the amount of such excess.

                  (ii) If the sum of (A)(1) the Estimated Inventory Value plus
(2) the Estimated Spare Parts Value exceeds the sum of (B)(1) the Final Inventory Value plus (2) the Final Spare Parts Value, then Seller shall pay to Purchaser, as an adjustment to the Closing Date Purchase Price, in the manner and with interest as provided in Section 3.3(g), the amount of such excess.

                  (iii) For purposes of this Agreement, the following terms shall have the meanings specified below:

                  (A) "Final Inventory Value" means Closing Inventory Value as reflected in any Final Determination; provided, however, that in no event shall Final Inventory Value be more than Seller's calculation of Closing Inventory Value delivered pursuant to Section 3.3(b), or less than Purchaser's calculation of Closing Inventory Value delivered pursuant to Section 3.3(c).

                  (B) "Final Spare Parts Value" means the Closing Spare Parts Value as reflected in any Final Determination; provided, however, that in no event shall the Final Spare Parts Value be more than Seller's calculation of the Closing Spare Parts Value delivered pursuant to Section 3.3(b), or less than Purchaser's calculation of the Closing Spare Parts Value delivered pursuant to
Section 3.3(c).

                  (C) "Final Determination" means, with respect to either the Final Inventory Value or Final Spare Parts Value, either of the following: (i) Seller's calculation of Closing Inventory Value or Closing Spare Parts Value, as applicable, delivered pursuant to Section 3.3(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Seller pursuant to Section 3.3(d) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 3.3(d).

                  (g) Any payment pursuant to Section 3.3(f) shall be made within five (5) Business Days after both the Final Inventory Value and the Final Spare Parts Value have been determined by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. The amount of any payment to be made pursuant to this Section 3.3 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by the Wall Street Journal as the "prime rate" at large U.S. money center banks during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

                                    ARTICLE IV

                             CLOSING AND TERMINATION

         4.1 Closing Date. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the "Closing") shall take place at the offices of Fredrikson & Byron, P.A., located at 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota 55402 at 10:00 a.m. (Minneapolis, Minnesota time) on the date hereof. The "Closing Date" means the date of this Agreement. The Closing shall be deemed to have occurred, for all purposes, as of 5:00 pm (Eastern Time) on the Closing Date.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Each of Seller Parent and Seller hereby represents and warrants to Purchaser that:

         5.1 Organization and Good Standing. Each of Seller Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and Indiana, respectively, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Each of Seller Parent and Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

         5.2 Authorization of Agreement. Each of Seller Parent and Seller has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller Parent and Seller in connection with the consummation of the transactions contemplated hereby and thereby (the "Seller Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller Parent and Seller of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller Parent and Seller. This Agreement and each of the Seller Documents has been duly and validly executed and delivered by Seller Parent and Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Seller Documents constitute legal, valid and binding obligations of Seller Parent and Seller enforceable against Seller Parent and Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         5.3 Conflicts; Consents of Third Parties.

                  (a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Seller Parent and Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller Parent and Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of Seller Parent or Seller; (ii) any Contract or Permit to which Seller Parent or Seller is a party or by which any of the Purchased Assets are bound; (iii) any Order of any Governmental Body applicable to Seller Parent or Seller or by which any of the properties or assets of Seller Parent or Seller are bound; or (iv) any applicable Law.

                  (b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller Parent or Seller in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller Parent and Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or the taking by Seller Parent and Seller of any other action contemplated hereby or thereby.

         5.4 Title to and Condition of Purchased Assets. Except as set forth in
Schedule 5.4, Seller Parent and Seller are the sole and exclusive owners of and have good and marketable title to each of the Purchased Assets, wherever located, free and clear of all Liens other than Permitted Exceptions and no other Person has any interest whatsoever in any of the Purchased Assets other than Permitted Exceptions. The delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Purchased Assets in Purchaser, free and clear of all Liens other Permitted Exceptions. Except as set forth on Schedule 5.4, the Owned Properties, the Leased Real Property, Inventory, Machinery, Furniture and Equipment and Spare Parts, taken as a whole, are in good condition (subject to normal wear and tear in the Ordinary Course of Business) and are fit and suitable for their current uses.

         5.5 Location of Assets. All Inventory, Machinery, Furniture and Equipment and Spare Parts are physically located on or in transit between the premises referred to in Sections 2.1(a) and 2.1(b) and no Inventory, Machinery, Furniture and Equipment or Spare Parts are under consignment, or are in storage at any other location except as disclosed on Schedule 5.5.

         5.6 Taxes. The representations and warranties contained in this Section
5.6 are the sole and exclusive representations and warranties of Seller Parent and Seller pertaining or relating to Taxes.

                  (a) Except as set forth on Schedule 5.6, and except for matters that would not have a Material Adverse Effect, (i) Seller Parent and Seller have timely filed all Tax Returns required to be filed with the appropriate tax authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Seller Parent and Seller); and (ii) all Taxes shown to be payable on such Tax Returns have been paid.

                  (b) Seller Parent and Seller are not "foreign persons" within the meaning of Section 1445 of the Code.

                  (c) Schedule 5.6 lists (i) all types of income Taxes and other material Taxes paid, and all types of Tax Returns filed by or on behalf of Seller Parent or Seller, in connection with, or with respect to, the Purchased Assets, (ii) all of the jurisdictions that impose such Taxes and/or the duty to file such Tax Returns, and (iii) any pending examination or audits by any Governmental Body regarding Tax Returns. Seller Parent and Seller have made available copies of all portions of material Tax Returns relating to the Purchased Assets of Seller Parent and Seller for the 2004, 2003, and 2002 taxable periods.

                  (d) There are no Liens for Taxes upon the Purchased Assets, except for Liens arising as a matter of Law relating to current Taxes not yet due.

                  (e) None of the Purchased Assets is property treated as owned by Persons other than Seller Parent or Seller for Tax purposes.

         5.7 Real Property Leases, Personal Property Leases and Assigned Contracts. Neither Seller Parent nor Seller are in breach of or have received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases, Personal Property Leases or Assigned Contracts. All Real Property Leases, Personal Property Leases and Assigned Contracts are in full force and effect. Seller Parent or Seller is the sole holder of the tenant's interest in, to and under the Real Property Leases and has not previously assigned that interest to any other party.

         5.8 Real Property. Seller Parent and Seller have not received written notice of any condemnation proceedings with respect to the Owned Property, or offer or sale in lieu thereof.

         5.9 Employee Benefits Plans. The representations and warranties contained in Sections 5.9 and 5.10 are the sole and exclusive representations and warranties of Seller Parent and Seller pertaining or relating to employee matters.

                  (a) Schedule 5.9(a) lists each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other material employee plan or agreement including bonus plans, employment, consulting or other compensation agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, and medical and life insurance plans maintained, contributed to or required to be contributed to by Seller Parent and Seller in which any Employee participates (each, a "Company Benefit Plan"). With respect to each Company Benefit Plan, Seller Parent and Seller has made available to Purchaser correct and complete copies of the most recent summary plan description for which such summary plan description is required. Neither Seller Parent, Seller nor any trade or business (whether or not incorporated) which is under common control or which is treated as a single employer with Seller Parent and Seller under Section 414(b), (c), (m) or (o) of the Code (each an "ERISA Affiliate") have any obligation or liability (contingent or otherwise) to any "pension plan" within the meaning of Section 3(2) of ERISA and subject to Title IV of ERISA (including any multiemployer plan as defined in Section 4001(a)(3) of ERISA) or
Section 412 of the Code. None of the Company Benefit Plans provide for post-retirement life insurance or health insurance, benefits or coverage for any Employee or any beneficiary of an Employee, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of such employee or the employee's beneficiary.

                  (b) Each Company Benefit Plan is in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws except in each case where the failure to be in compliance would not have a Material Adverse Effect. All contributions required to have been made under the terms of each Company Benefit Plan have been timely made.

                  (c) To the Knowledge of Seller, (i) all Company Benefit Plans that are "pension plans" (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code have received a determination from the IRS that they are so qualified and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such plan that would reasonably be expected to adversely affect its qualification.

                  (d) Except as disclosed on Schedule 5.9(d), with respect to the Transferred Employees, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment by Seller Parent and Seller becoming due, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment of or vesting of any rights with respect to any benefits under any Company Benefit Plan.

                  (e) With respect to each Company Benefit Plan, there are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any Company Benefit Plan, or by or on behalf of any individual participants, or beneficiaries of any Company Benefit Plan, alleging any violation of ERISA or any other applicable laws or regulations or claiming payments (other than routine claims for benefits). No Company Benefit Plan is the subject of any pending or, to the Knowledge of Seller, threatened investigation or audit by any Governmental Body.

                  (f) Without limiting the generality of any other representation contained herein, there exists no lien against the Purchased Assets arising under Section 302(f) or 4068(a) of ERISA or Code Section 412(n).

         5.10 Labor.

                  (a) With respect to the Employees, Seller Parent and Seller are not party to or bound by any labor contract, collective bargaining agreement, contract letter of understanding or any other agreement, formal or informal, with any labor union or organization, nor, to the Knowledge of Seller, are any Employees represented by any labor union or organization. Seller Parent and Seller have not received written notice that a union claims to represent any

Employees, nor has any union made such a written claim to Seller Parent or Seller during the last three years.

                  (b) Except as set forth on Schedule 5.10, there are no (i) labor disputes, strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller Parent and Seller with respect to the Employees or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employees or group of Employees.

                  (c) With respect to the Employees, Seller Parent and Seller are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, and workers' compensation, except in each case where the failure to be in compliance would not have a Material Adverse Effect. Seller Parent and Seller have not received written notice from any Governmental Body responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Seller Parent and Seller with respect to the Employees and, to the Knowledge of Seller, no such investigation is in process or threatened. There are no other pending or, to the Knowledge of Seller, threatened labor grievances, arbitrations, discriminations or other employment related proceedings, investigations, claims or actions against Seller Parent and Seller with respect to the Employees.

         5.11 Litigation. Except as set forth on Schedule 5.11, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller Parent or Seller before any Governmental Body affecting the Purchased Assets or the Employees. Except as set forth on Schedule 5.11, to the Knowledge of Seller, there are no investigations pending or threatened against Seller Parent or Seller before any Governmental Body affecting the Purchased Assets or the Employees.

         5.12 Compliance with Laws; Permits.

                  (a) Seller Parent and Seller are in compliance in all material respects with all Laws applicable to the Purchased Assets. Seller Parent and Seller have not received any written notice of or been charged with the material violation of any Laws with respect to the Purchased Assets.

                  (b) Seller Parent and Seller currently have all Permits set forth on Schedule 5.12(b) which are the only Permits required for the operation of the Purchased Assets at the Inglewood Facility, the Esther Lama Facility, the Avilla Facility and the Zaragosa Facility as presently conducted and is in compliance with such Permits, except where the absence of or non-compliance with such Permits would not have a Material Adverse Effect. All of the Permits are valid and in good standing and Seller Parent and Seller have not received any written notice that any such Permit will lapse or be terminated by action of Governmental Body or otherwise. Except as disclosed on Schedule 5.12(b), all Permits are freely assignable and transferable to Purchaser at Closing and will continue to be in full force and effect immediately after such transfer.

         5.13 Environmental Matters. The representations and warranties contained in this Section 5.13 are the sole and exclusive representations and warranties of Seller Parent and Seller pertaining or relating to any environmental matters, including any arising under any Environmental Laws or Permit. Except as set forth on Schedule 5.13 hereto and except in each case as would not have a Material Adverse Effect:

                  (a) the Purchased Assets and the Zaragosa Facility are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under all applicable Environmental Laws necessary to operate the Purchased Assets and the Zaragosa Facility;

                  (b) Seller Parent and Seller have not received any written communication alleging or requesting additional information, with respect to the Purchased Assets or the Zaragosa Facility, that Seller Parent and Seller are in violation of any Environmental Law or any Permit issued pursuant to Environmental Law, or may have any Environmental Liabilities;

                  (c) to the Knowledge of Seller, there are no investigations of the Purchased Assets or the Zaragosa Facility pending or threatened which would reasonably be expected to result in the owner of the Purchased Assets or the Zaragosa Facility incurring any material Environmental Liability on the Purchased Assets or the Zaragosa Facility pursuant to any Environmental Law; and

                  (d) to the Knowledge of Seller, there has been no release of Hazardous Materials on, under, in, from, or at the Owned Properties or Leased Real Properties.

         5.14 Products. In the last two years, all customers of the Business, in the aggregate, have returned less than one percent (as a percentage of sales) of the finished goods manufactured by Seller Parent or Seller at any Owned Property or Leased Property.

         5.15 Financial Advisors. Except as set forth on Schedule 5.15, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller Parent or Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

         5.16 Insurance. Schedule 5.16 sets forth the list, as of the date hereof, of the material insurance policies Seller Parent and Seller currently maintain with respect to the Purchased Assets.

         5.17 Copies of Documents. The following schedules set forth the true and complete copies of the following items:

                  (a) Schedule 5.17(a) sets forth the pricing information for the indicated bare wire products that the Seller Parent and its Affiliates charge the Business as of November 21, 2005.

                  (b) Schedule 5.17(b) sets forth the purchase order numbers, quantities and price (based on the copper price at the later of (i) the time of order entry or (ii) the latest copper roll) for all outstanding purchase orders from customers that are to be performed by Purchaser ("Outstanding Customer Purchase Orders").

                  (c) Schedule 5.17(c) sets forth the purchase order numbers, quantity ordered and the estimated price, which is either the stated purchase order price or the Standard Cost (adjusted for compounds as of December 1, 2005), but which in either case is subject to the final cost at the date of delivery, for all outstanding purchase orders submitted to vendors that are to be paid by Purchaser ("Outstanding Vendor Purchase Orders"); provided, however, that with respect to Outstanding Vendor Purchase Orders from Omega, such price does not include the cost of copper or the copper premium;

                  (d) Schedule 5.17(d) sets forth the historical production and sales information for the Business from January 1, 2002 to October 31, 2005.

                  (e) Attached as Schedule 5.17(e) is a copy of all Permits listed on Schedule 5.12(b).

         5.18 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto), Seller Parent and Seller (i) expressly disclaim and negate any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials), the Assumed Liabilities, the transactions contemplated by this Agreement or the probable success or profitability of the Purchased Assets and (ii) hereby notify Purchaser that the Purchased Assets are being transferred on a "where is" and, as to conditions, "as is" basis. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

                                    ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Seller Parent and Seller that:

         6.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.

         6.2 Authorization of Agreement. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document has been duly authorized by all necessary limited liability company action on behalf of Purchaser This Agreement and each Purchaser Document has been duly executed and delivered by Purchaser (and assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         6.3 Conflicts; Consents of Third Parties.

                  (a) Except as set forth on Schedule 6.3, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the articles of organization and operating agreement of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

                  (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser Parent or Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby.

         6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby.

         6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

         6.6 Environmental Reports. Purchaser represents that the name, title and date of all environmental assessment reports performed by or on behalf of Purchaser, its Affiliates or its financing sources for any Owned Property or Leased Property is set forth on Schedule 6.6, and Purchaser has provided a copy of such reports to Seller Parent and Seller prior to the date hereof.

                                   ARTICLE VII

                                    COVENANTS

         7.1 Confidentiality. The Confidentiality Agreement, dated November 23, 2004, between Purchaser and Seller Parent shall terminate upon the Closing Date; provided, however, that Purchaser shall remain liable for any breach of such confidentiality agreement that occurred on or prior to the Closing Date. From and after the date hereof until May 30, 2007, Purchaser shall not and shall cause its Affiliates not to, directly or indirectly, (i) disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Seller Parent, Seller or Purchaser's representatives (who are bound by a confidentiality agreement or similar arrangement or understanding) or
(ii) use in a manner detrimental to the Seller Parent or Seller, any Confidential Information (as defined below). Purchaser and its officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable Law, Purchaser shall, to the extent reasonably possible, provide Seller Parent with prompt notice of such requirement prior to making any disclosure so that Seller Parent may seek an appropriate protective order. For purposes of this Section 7.1, "Confidential Information" shall mean all information, documents, and materials that relate to Seller Parent and Seller or its businesses, operations, or other affairs; provided, that the term "Confidential Information" shall not include any information, documents, or materials that (i) exclusively relate to the Purchased Assets or Assumed Liabilities, (ii) are or become generally available to the public other than as a result of a disclosure by Purchaser or any of its Affiliates, or (iii) are or become available to Purchaser or its Affiliates on a non-confidential basis from a source other than Seller Parent or any of its Affiliates if such source is not
(A) bound by a confidentiality agreement with Seller Parent or any of its Affiliates or (B) otherwise prohibited from transmitting the affected information, documents, or materials to Purchaser or any of its Affiliates by any contractual, legal or fiduciary obligation.

         7.2 Publicity. The parties hereto will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long as the other party is notified promptly by the disclosing party of such press release or public statement.

         7.3 Use of Name. Purchaser agrees that it shall (i) as soon as practicable after the Closing Date and in any event within ninety (90) days following the Closing Date, cease to make any use of the name "International Wire," "IW" or any other service marks, domain names, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the "Seller Marks") and (ii) immediately after the Closing, cease to hold itself out as having any affiliation with any Seller Parent, Seller or any of their Affiliates. In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all Seller Marks from all materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. Notwithstanding anything the foregoing to the contrary, Purchaser shall be permitted to sell all of the Inventory existing on the Closing Date.

         7.4 Non-Competition.

                  (a) For a period from the date hereof until the fifth (5) anniversary of the Closing Date, Seller Parent shall not, and shall cause its Subsidiaries not to, (i) build a new manufacturing facility in the United States that would primarily manufacture insulated wire for customers in the automotive and appliance industries ("Restricted Business") or (ii) purchase any business, whether in corporate, proprietorship or partnership form or otherwise, which in the aggregate derive more than 25% of its consolidated revenues from a Restricted Business in the United States in the most recently completed fiscal year prior to such acquisition; provided, however, that Seller Parent and its Subsidiaries shall be permitted to purchase such a business so long as Seller Parent or its Subsidiaries divest a sufficient portion of such business to comply with this provision within 12 months after the acquisition of such business. Notwithstanding anything to the contrary, this Section 7.4(a) shall cease to apply to Seller Parent and/or any of its Subsidiaries (i) upon the sale of more than 50% of the capital stock of Seller Parent or any such Subsidiary (including by way of merger, stock sale or otherwise) to a Person that is not an Affiliate of Seller Parent or (ii) if Section 7.4(b) ceases to apply to Purchaser. For the avoidance of doubt, this Section 7.4(a) shall not apply to any Person that is not an Affiliate of Seller Parent that purchases any assets from Seller Parent and/or its Subsidiaries.

                  (b) For a period from the date hereof until the fifth (5) anniversary of the Closing Date, Purchaser shall not, and shall cause its Subsidiaries not to, use the assets (including by means of a sale-leaseback or similar arrangement) located at the Zaragosa Facility on the Closing Date (or replacements of such assets) ("Zaragosa Assets") to sell more than three million pounds of bare copper wire per calendar year; provided, however, that sales to any Affiliate of Purchaser that converts the purchased bare wire to insulated wire or some other non-bare wire shall not be counted in the above limitation. Purchaser shall cause any Affiliate of Purchaser that purchases, uses, controls (including by means of a sale-leaseback or similar arrangement) or is otherwise the transferee of such assets to be bound by this Section 7.4(b). Notwithstanding anything to the contrary, this Section 7.4(b) shall cease to apply to Purchaser and/or any of its Affiliates (i) upon the sale of more than 50% of the capital stock of Purchaser or any such Affiliate (including by way of merger, stock sale or otherwise) to a Person that is not an Affiliate of Purchaser or (ii) if Section 7.4(a) ceases to apply to Seller Parent. For the avoidance of doubt, this Section 7.4(b) shall not apply to any Person that is not an Affiliate of Purchaser that purchases any assets from Purchaser and/or its Subsidiaries unless such Person permits Purchaser or its Affiliates to use or control (including by means of a sale-leaseback or similar arrangement) any of the Zaragosa Assets.

                  (c) The covenants and undertakings contained in Sections 7.1 and 7.4 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Sections 7.1 and 7.4 will cause irreparable injury to affected party, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of Sections 7.1 and 7.4 will be inadequate. Therefore, the affected party will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of Sections 7.1 and 7.4 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by Sections 7.1 and 7.4 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

                  (d) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.4 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

         7.5 Returns. If Purchaser receives any return of products after the Closing Date and such product was sold by Seller Parent or Seller on or prior to the Closing Date ("Returned Product"), Purchaser shall promptly notify Seller Parent and Seller of such Returned Product and provide a description thereof ("Return Notice"). Seller Parent and Seller shall be responsible for crediting the account of such customer with Seller Parent for any Returned Product and for any other Liabilities relating to such Returned Product. Purchaser shall purchase from Seller Parent or Seller such Returned Product and the value of such Returned Product shall be computed as if such Returned Product were Obsolete Goods; provided, however, (i) that Purchaser shall not be obligated to purchase any Returned Product if Purchaser notifies Seller Parent and Seller that it does not desire to purchase such Returned Product in the Return Notice (in which case Purchaser shall pay to ship such Returned Product to a location designated by Seller Parent and Seller) and (ii) that Seller Parent and Seller shall not be obligated to sell any such Returned Product if Seller Parent and Seller notifies Purchaser within 5 Business Days of receipt of the Return Notice of a location to ship such Returned Product (in which case Seller Parent and Seller shall pay to ship such Returned Product to the located designated by Seller Parent and Seller).

         7.6 Pass-through Arrangement.

                  (a) Seller Parent and Seller shall use their commercially reasonable efforts to cooperate with Purchaser at its request for up to 30 days following the Closing Date to receive the necessary consents to assign the Customer Contracts, Outstanding Customer Purchase Orders and Outstanding Vendor Purchase Orders to Purchaser; provided, however, that such efforts shall not require Seller Parent, Seller or any of their Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain such consent.

                  (b) Purchaser shall accept and pay for all raw materials and other products supplied after the Closing Date delivered pursuant to an Outstanding Vendor Purchase Order.

                  (c) Purchaser shall perform all the obligations existing under the Customer Contracts arising after the Closing Date at Purchaser's expense (including shipping the required products to the customer as specified in the applicable Customer Contract) and shall be responsible for all liabilities associated with performance after the Closing Date under the Customer Contracts (including Customer Product Liabilities, but excluding Product Liabilities, which are governed by Section 10.2). Purchaser shall be entitled to all the benefits under the Customer Contracts arising after the Closing Date (including the right to receive payment as specified in the applicable Customer Contract), and, in the event Seller Parent or Seller receives a payment for products supplied by Purchaser pursuant to a Customer Contract, then Seller Parent and Seller shall promptly pay over to Purchaser such payment received by Seller Parent or Seller. In the event Purchaser receives a payment for products supplied by Seller Parent or Seller on or prior to the Closing Date, then Purchaser shall promptly pay over to Seller Parent and Seller such payment received by Purchaser. Seller Purchaser and Seller shall use its commercially reasonable efforts to enforce, at the reasonable request of Purchaser, for the account of Purchaser, any rights of Seller Parent or Seller arising from any Customer Contract.

                  (d) Seller Parent and Seller shall retain liability for each Outstanding Customer Purchase Orders until the applicable customer has consented to the assignment of the Outstanding Purchase Order to Purchaser. Purchaser shall use its commercially reasonable efforts to contact each customer to an Outstanding Customer Purchase Order and request consent for the assignment to Purchaser. In the event that any customer to an Outstanding Customer Purchase Order does not consent to assignment to Purchaser and does not cancel such Outstanding Customer Purchase Order, Purchaser shall sell such goods to Seller Parent or Seller but shall ship the applicable product(s) to the applicable customer on behalf of Seller Parent and Seller. Seller Parent and Seller agree to pay to Purchaser for such shipped product, provided, however, that if a customer fails to make its payment to Seller Parent or Seller, then Seller Parent and Seller shall only be obligated to pay to Purchaser one-half of the amount due for such goods shipped by Purchaser. Seller Parent and Seller shall be obligated to pay over to Purchaser any payment received for products shipped to a customer by Purchaser if such payment is made pursuant to a non-transferred Outstanding Customer Purchase Order. For purposes of clarification, for any Customer Product Liabilities that arise for products sent to customers pursuant to this Section 7.6(d), Seller Parent and Seller shall be liable for Product Liabilities under Section 10.2, and Purchaser shall be liable for all other Customer Product Liabilities.

                  (e) Purchaser shall use its commercially reasonable efforts to obtain consent for the assignment for each Assigned Contract and Personal Property Lease that requires consent. For so long as the property or services pursuant to the Assigned Contract and Personal Property Lease is used by Purchaser, Purchaser shall reimburse Seller Parent and Seller for the costs under such Assigned Contract and Personal Property Lease. If consent to the assignment is not received within 90 days after the Closing Date, (i) Seller Parent and Seller may reclaim, upon reasonable notice and during normal business, the property provided pursuant to any such Assigned Contract or Personal Property Lease and/or terminate such Assigned Contract or Personal Property Lease and (ii) the assignment to and assumption by Purchaser of such Assigned Contract or Personal Property Lease shall be null and void and Purchaser shall have no obligation with regard thereto other than for payment of fees for services or products used by Purchaser during the period after Closing and any damage to the property that occurs after Closing.

                                   ARTICLE VIII

                         EMPLOYEES AND EMPLOYEE BENEFITS

         8.1 Transferred Employees.

                  (a) Purchaser has made offers of employment to the Employees set forth on Schedule 8.1(a). Such individuals who accept such offers by the Closing Date and any Employees who, within the thirty day period following Closing, are offered such employment by Purchaser and accept the offer are hereinafter referred to as the "Transferred Employees." Purchaser will provide to Transferred Employees such compensation, welfare and benefit plans as Purchaser may determine appropriate in its sole discretion.

                  (b) Notwithstanding anything in this Agreement to the contrary, Purchaser shall not, and shall cause its Affiliates not to, offer employment to (i) any Excluded Employee or (ii) any employee of Seller Parent or its Affiliates on the Closing Date other than the Transferred Employees (collectively, "Restricted Employees") and, for one (1) year after the Closing Date, Purchaser shall not, and shall cause its Affiliates not to, whether for their own account or for the account of any Person, solicit, or offer employment to any Person that is a Restricted Employee on the Closing Date; provided, however, that Purchaser and its Affiliates shall not be prohibited from initiating searches for employees through the use of general advertisement or through the engagement of firms to conduct searches that are not targeted or focused on the Restricted Employees nor shall Purchaser and its Affiliates be prohibited from hiring any such person who initiates employment discussions with them.

                  (c) Nothing in this Article VIII shall be deemed to require Purchaser to continue the employment of any Transferred Employee after the Closing Date.

                  (d) Pursuant to the "Standard Procedure" provided in section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) Purchaser, Seller Parent and Seller shall report on a predecessor/successor basis as set forth therein,
(ii) Seller Parent and Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller Parent and Seller.

                  (e) Notwithstanding anything to the contrary, with respect to the Avilla Facility, effective as of the Closing Date, Purchaser shall employ at least 46 Employees employed at the Avilla Facility on terms and conditions substantially equivalent to the employment by Seller, and Purchaser shall continue such employment at such employment terms for a period of at least 90 days following the Closing Date.

                  (f) Notwithstanding anything to the contrary, with respect to the Zaragosa Facility, the Inglewood Facility and the Esther Lama Facility, as of the Closing Date, Purchaser shall offer employment to and continue the employment of a sufficient number of Employees employed at such facilities on terms and conditions of employment that are sufficient to avoid the imposition of any Liability to the Seller, Seller Parent or any of their Affiliates under WARN.

                  (g) For one (1) year after the Closing Date, if Purchaser hires any person that was an employee of Seller Parent or any of its Affiliates on the Closing Date, Purchaser shall promptly notify Seller Parent of the name of such employee in writing.

         8.2 Employee Benefits.

                  (a) For purposes of eligibility (but not vesting or benefit accrual) under the employee benefit plans of Purchaser providing benefits to Transferred Employees (the "Purchaser Plans"), Purchaser or its Affiliates shall credit each Transferred Employee with his or her years of service with Seller Parent, Seller, any predecessor entities and Affiliates, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan. The Purchaser Plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions to the extent such limitations were not applicable to such employees under the Company Benefit Plan and shall credit such Transferred Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Purchaser Plans.

                  (b) Accrued Vacation. Seller Parent and Seller shall be responsible for Liabilities with respect to all accrued and unused vacation, sick days and personal days as of the day immediately prior to the Closing Date for all Transferred Employees.

                  (c) Savings Plans. As soon as practicable following the Closing Date, but in no event more than sixty (60) days thereafter, the Purchaser shall take all reasonable action to cause the trustee of the savings plan designated or established by Purchaser ("Purchaser's Savings Plan"), if requested by the Transferred Employee, to accept a direct "rollover" in cash of all or a portion of such employee's distribution in accordance with the terms and conditions of such plan from the International Wire Retirement Savings Plan, the savings plan in which the Transferred Employees participate ("Seller Parent's Savings Plan"); provided that in no event shall a Transferred Employee be permitted to have or roll over an outstanding loan.

                                    ARTICLE IX

                              CLOSING DELIVERABLES

         9.1 Closing Deliverables to Purchaser. Seller Parent and Seller shall have delivered, or caused to be delivered, to Purchaser:

                  (a) a duly executed bill of sale in the form of Exhibit A hereto;

                  (b) a duly executed transition services agreement in the form of Exhibit B hereto;

                  (c) evidence that all Liens on Schedule 9.1(c) have been released with respect to the Purchased Assets;

                  (d) consents or approvals set forth on Schedule 9.1(d);

                  (e) a certificate of non-foreign status that complies with
Section 1445 of the Code;

                  (f) certificates of title and assignment thereof for all motor vehicles which are part of the Purchased Assets;

                  (g) a special warranty deed in the form of Exhibit C hereto for each Owned Property;

                  (h) an estoppel certificate duly executed by the landlord of each Leased Real Property;

                  (i) an assignment of lease for each Leased Real Property, which shall be in the case of the Inglewood Facility, in recordable form;

                  (j) a lease for the Zaragosa Facility (the "Zaragosa Lease") in the form of Exhibit D hereto; and

                  (k) an agreement relating to remediation and environmental matters at the Zaragosa Facility (the "Remediation Agreement") in the form of Exhibit E hereto.

         9.2 Closing Deliverables to Seller Parent and Seller. Purchaser shall have delivered, or caused to be delivered, to Seller Parent and Seller

                  (a) evidence of the wire transfer referred to in Section 3.2; and

                  (b) a duly executed transition services agreement in the form of Exhibit B hereto.

         9.3 Closing Deliverables to Title Company. Each of the parties shall have executed, or cause to be delivered, to the title company such documents as are reasonably by the title company providing title insurance to Purchaser or Purchaser's lenders or as are customarily delivered in connection with a purchase and sale of real property in the state of Indiana, including affidavits of Seller Parent or Seller regarding the Avilla Facility.

                                    ARTICLE X

                                 INDEMNIFICATION

         10.1 No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any Liability to each other after the Closing for any breach thereof (except, in each case, for Section 5.17, which shall survive until the one year anniversary of the Closing Date). The parties hereto agree that the covenants contained in this Agreement shall survive in accordance with their terms.

         10.2 Indemnification by Seller Parent and Seller.

                  (a) Subject to Section 10.5 hereof, Seller Parent and Seller hereby agree to jointly and severally indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys and representatives (collectively, the "Purchaser Indemnified Parties") harmless from and against any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (individually, a "Loss" and, collectively, "Losses"):

                  (i) based upon or arising from any Excluded Asset or any Excluded Liability (other than (i) Product Liabilities, which are exclusively governed by Section 10.2(a)(ii), (ii) Environmental Liabilities, which are exclusively governed by Section 10.7 and (iii) Outstanding Customer Purchase Orders and Outstanding Vendor Purchase Orders, which are exclusively governed by
Section 7.6); and

                  (ii) Product Liabilities;

                  (iii) based upon or resulting from the breach of any covenant on the part of Seller Parent or Seller;

                  (iv) based upon or resulting from noncompliance by Seller Parent or Seller with any applicable "bulk-transfer" Laws;

                  (v) based upon a breach of the representations and warranties contained in Sections 5.17(a), 5.17(b) or 5.17(c); and

                  (vi) based upon a breach of the representations and warranties contained in Sections 5.17(d) or 5.17(e).

                  (b) Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

         10.3 Indemnification by Purchaser.

                  (a) Subject to Section 10.5 hereof, Purchaser hereby agrees to indemnify and hold Seller Parent, Seller and their directors, officers, employees, Affiliates, stockholders, agents, attorneys and representatives (collectively, the "Seller Indemnified Parties") harmless from and against any and all Losses:

                  (i) based upon or arising from any Assumed Liability;

                  (ii) based upon or resulting from the breach of any covenant on the part of Purchaser; and

                  (iii) based upon or arising from the conduct of the business or operations of the Purchaser or its Affiliates or use or ownership of any of the Purchased Assets after the Closing Date.

                  (b) Seller Parent and Seller shall take and cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

         10.4 Indemnification Procedures.

                  (a) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                  (b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 10.2, 10.3 and 10.7 hereof (regardless of the limitations set forth in Sections 10.5, 10.6 and 10.7) (an "Indemnification Claim"), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party only if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all Liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party's willingness to accept the settlement offer and, subject to the applicable limitations of Sections 10.5, 10.6 and 10.7 pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate Liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

                  (c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

         10.5 Certain Limitations on Indemnification.

                  (a) Notwithstanding the provisions of Sections 10.2 and 10.3, none of Seller Parent, Seller or Purchaser shall have any indemnification obligations for Losses under Sections 10.2(a)(ii) or 10.2(a)(vi), for any individual item, or group of items arising out of the same event, where the Loss relating thereto is less than Ten Thousand Dollars ($10,000).

                  (b) Notwithstanding the provisions of Sections 10.2 and 10.3, no claim for indemnification may be made or brought by any party hereto under Sections 10.2(a)(ii), 10.2(a)(v) or 10.2(a)(vi) after one (1) year from the date hereof; provided, however, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses to which the Person to be indemnified shall have given notice in writing setting forth the specific claim and the basis therefor in reasonable detail to the indemnifying party in accordance with Section 10.4 prior to the applicable anniversary of the date of this Agreement; provided, further, however, that in no event shall the aggregate indemnification to be paid by Seller Parent or Seller under Sections 10.2(a)(ii), 10.2(a)(v) and 10.2(a)(vi) exceed Five Million Dollars ($5,000,000).

                  (c) Purchaser shall not make any claim for indemnification under this Article X in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.3.

                  (d) Solely for purposes of calculating Losses under Section 10.2(a)(ii) with respect to any finished good Inventory that is returned by a customer to Purchaser because such item of finished goods Inventory does not meet such customer's specifications, Seller Parent's and Seller's indemnification obligation for Losses of the Purchaser Indemnified Parties shall be reduced by the value of such Inventory calculated as if such Inventory were considered Obsolete Goods on the Closing Date.

                  (e) Notwithstanding anything to the contrary, if the representation contained in Section 5.17(d) with respect to the historical production and sales information for the Business from January 1, 2005 to October 31, 2005 is inaccurate by more than 10% for any of the (i) polyvinyl chloride (PVC), (ii) cross-linked polyethylene (XLPE) or (iii) silicone product lines, then Purchaser shall not be obligated to indemnify the Seller Indemnified Parties under Section 10.3(ii) for a breach of the covenants contained in Sections 8.1(e) and 8.1(f) with respect to Purchaser's failure to hire employees and maintain their employment.

         10.6 Calculation of Losses.

                  (a) Any indemnification payable in accordance with this
Article X shall be net of any amounts actually recovered (after deducting related costs and expenses, including increases in insurance premiums for the year following the year in which the claim was filed with the applicable insurer) by the indemnified party for the Losses for which such indemnification payment is made under any insurance policy, warranty or indemnity from any Person other than a party hereto. In no event shall the indemnified party be required to recover for Losses under any insurance policy, warranty or indemnity from any Person other than a party hereto. The indemnifying party shall have no right of subrogation against any insurance policy of the indemnified party, warranty or indemnity in favor of Purchaser from any Person other than a party hereto for any indemnification payment hereunder.

                  (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF SUCH OTHER PERSON, INCLUDING LOSS OF REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH HEREOF ("EXTRAORDINARY DAMAGES"); PROVIDED, HOWEVER, THAT THE FOREGOING EXCLUSION SHALL NOT APPLY TO THE PAYMENT OF ANY EXTRAORDINARY DAMAGES BY ANY INDEMNIFIED PARTY TO A THIRD PARTY; PROVIDED, FURTHER, HOWEVER, THAT THIS
SECTION 10.6(b) SHALL NOT APPLY TO INDEMNIFICATION CLAIMS ARISING OUT OF SECTIONS 7.1 AND 7.4.

         10.7 Pre-Closing Environmental Conditions.

                  (a) Seller Parent and Seller hereby agree to jointly and severally indemnify and hold Purchaser Indemnified Parties harmless from and against any and all Losses arising out of or relating to any Pre-Closing Environmental Condition at (i) the Avilla Facility, (ii) the Zaragosa Facility, but until the Zaragosa Facility is purchased pursuant to the Zaragosa Lease, only to the extent a third-party claim is made and (iii) at a Leased Real Property, but with respect to Leased Real Property, only to the extent a third-party claim or a demand from a landlord is made against the Purchaser and the release of Hazardous Materials or the violation of Environmental Laws giving rise to the claim occurred during Seller Parent's or Seller's period of occupation. For purposes of clarification, Seller Parent and Seller shall not be responsible for relocation expenses or other costs incurred in connection with the termination or expiration of the Zaragosa Lease.

                  (b) Neither Seller Parent nor Seller shall have any indemnification obligations for Losses based upon or arising directly from a Pre-Closing Environmental Condition except to the extent that such total Losses exceed Sixty-Six Thousand Seven Hundred ($66,700) (the "Environmental Deductible"); provided, however, that upon the purchase of the Zaragosa Facility pursuant to the Zaragosa Lease, the Environmental Deductible shall increase to One Hundred Thousand Dollars ($100,000). In no event shall the aggregate indemnification to be paid by Seller Parent and Seller under this Section 10.7 exceed Three Million Three Hundred Thousand ($3,300,000) (the "Environmental Cap"); provided, however, that upon the purchase of the Zaragosa Facility pursuant to the Zaragosa Lease, the Environmental Cap shall increase to Five Million Dollars ($5,000,000).

                  (c) No claim for any indemnification obligations for Losses based upon or arising directly from a Pre-Closing Environmental Condition may be made or brought by any Purchaser Indemnified Party after five (5) years from the date hereof; provided, however, that any claim for indemnification hereunder shall not terminate with respect to any Losses to which the Purchaser Indemnified Parties shall have given notice in writing setting forth the specific claim and the basis therefor in reasonable detail to Seller Parent and Seller in accordance with Section 10.4 prior to the fifth anniversary of the date of this Agreement.

                  (d) Notwithstanding anything to the contrary contained herein, Seller Parent and Seller shall have no obligation under this Section 10.7 to indemnify, defend and hold harmless the Purchaser Indemnified Parties to the extent that such Losses:

                  (i) result from or would not have arisen but for, or are increased by: (A) Purchaser Indemnified Parties undertaking any testing, drilling or sampling of soil or groundwater, surface water or sediment or building materials/surfaces other than (1) as required by Environmental Laws,
(2) as affirmatively required by a third-party financial institution as part of a financing transaction to which the Purchaser or a third-party purchaser is a party, (3) undertaken by a third-party prospective purchaser, at its cost and expense, as part of the sale of an Owned Property; or (4) any testing or remediation conducted in accordance with the Remediation Agreement; or (B) any act or omission by Purchaser or any Purchaser Indemnified Party (or their respective employees, agents or contractors) that is (1) reckless or negligent or (2) results in any exacerbation or worsening of any Pre-Closing Environmental Condition, except for an exacerbation or worsening that arises as a result of a commercially reasonable investigation or remediation (and, for the avoidance of doubt, that is not otherwise reckless or negligent); or

                  (ii) relate to Remedial Action at an Owned Property that (x) was not undertaken in a reasonable and cost-effective manner, (y) was not affirmatively required by a Governmental Body with jurisdiction over the property and the environment, and/or (z) exceeded cleanup standards applicable to industrial properties, as required by a Governmental Body or otherwise allowed by or available under Environmental Laws.

         10.8 Tax Treatment of Indemnity Payments. Seller Parent, Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

         10.9 Exclusive Remedy. From and after the Closing, except in the event of fraud (in which case the parties shall be entitled to exercise all of their rights and seek all Losses available to them, under law or in equity) the sole and exclusive remedy for any Assumed Liabilities or Excluded Liabilities or any breach of any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article X. In furtherance of the foregoing, each of the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller Parent, Seller or Purchaser, as the case may be, arising under or based upon any Law (including any such Law relating to environmental matters or the presence or release of Hazardous Materials, such as CERCLA or analogous state laws, or arising under or based upon any securities Law, common Law or otherwise). Notwithstanding the foregoing, this Section 10.9 shall not operate to (i) interfere with or impede the operation of the provisions of Article III providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by an Independent Accountant or (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief pursuant to Section 7.4).

                                    ARTICLE XI

                                  MISCELLANEOUS

         11.1 Payment of Sales, Use or Similar Taxes; Payment of Other Taxes.

                  (a) Except as set forth in the last sentence of this paragraph, Seller Parent and Seller shall be responsible for all applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including real property transfer gains taxes, UCC-3 filing fees, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement. Seller Parent and Seller shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner. Purchaser shall be responsible for any filing, recording, transfer, or similar fees or taxes relating to transfer of title to the Owned Property and motor vehicle registration in connection with the transactions contemplated by this Agreement.

                  (b) Seller Parent or Seller shall pay all real estate Taxes, interest and penalties, or other governmental fees or charges in lieu of ad valorem Taxes, if any, relating to the Owned Real Property or Leased Real Property for the years prior to the year of Closing. Purchaser shall pay all such amounts for the year following the year of Closing and all taxes for years thereafter other than as set forth in the Zaragosa Lease and/or the Remediation Agreement. Seller and Buyer shall prorate all such taxes for the year of Closing (i.e. the Taxes assessed for the 2005 calendar year) on a per diem based upon the Closing Date. Seller shall pay all special assessments regarding the Avilla Facility or Leased Real Property which are levied or pending as of the Closing Date.

         11.2 Expenses. Except as otherwise provided in this Agreement, each of Seller Parent, Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

         11.3 Submission to Jurisdiction; Consent to Service of Process.

                  (a) Seller Parent and Seller, on behalf of themselves and the Seller Indemnified Parties, and Purchaser, on behalf of itself and the Purchaser Indemnified Parties, hereby irrevocably submit to the exclusive personal jurisdiction of any federal or state court located within the city of El Paso in the State of Texas (and any appellate court from any thereof) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in any such court. Seller Parent and Seller, on behalf of themselves and the Seller Indemnified Parties, and Purchaser, on behalf of itself and the Purchaser Indemnified Parties, hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of Seller Parent and Seller, on behalf of themselves and the Seller Indemnified Parties, and Purchaser, on behalf of itself and the Purchaser Indemnified Parties, hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

                  (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.6.

         11.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         11.5 Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction.

         11.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

                  If to Seller Parent or Seller, to:

                  International Wire Group, Inc.
                  12 Masonic Ave
                  Camden, New York 13316
                  Fax: 315-245-3124
                  Attention: Rodney D. Kent

                  With a copy (which shall not constitute notice) to:

                  Weil, Gotshal & Manges LLP
                  200 Crescent Court
                  Suite 300
                  Dallas, Texas 75201
                  Facsimile: (214) 746-7777
                  Attention: R. Scott Cohen

                  If to Purchaser, to:

                  Copperfield, LLC
                  1115 West Plymouth Street
                  P.O. Box 360 Bremen, IN 46506 Facsimile: (574) 546-0303
                  Attention: James Merritt

                  With a copy (which shall not constitute notice) to:

                  Fredrikson & Byron, P.A.
                  200 South Sixth Street, Suite 4000
                  Minneapolis, Minnesota  55402
                  Facsimile:  (612) 492-7077
                  Attention:  K. Lisa Holter

         11.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         11.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as set forth in Article X, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment (which shall be deemed to include a sale of more than 50% of the capital stock of Purchaser or Seller Parent (by merger or otherwise) to a Person that is not an Affiliate) of this Agreement or of any rights or obligations hereunder may be made by Seller Parent, Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee unless the context otherwise requires.

         11.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller Parent, Seller or their Affiliates shall have any Liability for any Liabilities of Seller Parent or Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

         11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         11.11 Cooperation on Tax Matters. Purchaser, Seller Parent and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practical, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of material provided, relating to the Purchased Assets and Assumed Liabilities as is reasonably necessary for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes.

         11.12 Indiana Responsible Property Transfer Law. Purchaser hereby expressly acknowledges that it is aware of the purpose and intent of the delivery of a disclosure document to parties to a transfer of property pursuant to the Indiana Responsible Property Transfer Law, Ind. Code ss. 13-25-3-1 et seq. ("IRPTL") and that it waives the 30-day deadline for delivery of the disclosure document to the Purchaser. Purchaser has obtained from its financing sources an express acknowledgment in a written agreement with the Purchaser that such financing sources are aware of the purpose and intent of the delivery of a disclosure documents to parties to a transfer of property pursuant to the IRPTL and have waived the 30-day deadline for delivery of the disclosure document. Purchaser has delivered a disclosure document in conformance with the requirements of IRPTL to each of Purchaser's financing sources.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                                 INTERNATIONAL WIRE GROUP, INC.

                                 By:  /s/ Rodney D. Kent
                                      --------------------------------------
                                      Name: Rodney D. Kent
                                      Title: Chief Executive Officer


                                 WIRE TECHNOLOGIES, INC.

                                 By:  /s/ Rodney D. Kent
                                      --------------------------------------
                                      Name: Rodney D. Kent
                                      Title: Chief Executive Officer



                                 COPPERFIELD, LLC

                                 By:  /s/ James R. Merritt
                                      --------------------------------------
                                      Name: James R. Merritt
                                      Title: Chief Financial Officer


















                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                                                                      EXHIBIT A

                                  BILL OF SALE

                  THIS BILL OF SALE (this "Bill of Sale") is made and delivered this 30th day of November, 2005, by International Wire Group, Inc., a Delaware corporation ("Seller Parent") and Wire Technologies, Inc., an Indiana corporation ("Seller"), for the benefit of Copperfield, LLC, a Minnesota limited liability company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

                  WHEREAS, Seller Parent, Seller and Purchaser have entered into that certain Asset Purchase Agreement dated as of November 30, 2005 (the "Agreement"), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Seller to Purchaser of the Purchased Assets.

                  NOW, THEREFORE, in consideration of the mutual promises contained in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller Parent and Seller, and subject to the terms and conditions of the Agreement:

                  1. Seller Parent and Seller do hereby bargain, sell, grant, assign, transfer, convey and deliver unto Purchaser, and its successors and assigns, forever, all of Seller Parent's and Seller's right, title and interest in and to the Purchased Assets TO HAVE AND TO HOLD such Purchased Assets with all appurtenances thereto, unto Purchaser, and its successors and assigns, for its use forever.

                  2. This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

                  3. Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Agreement. To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the terms of the Agreement, the Agreement shall govern.

                  4. This Bill of Sale is executed and delivered pursuant to the Agreement.

                  5. This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of New York, as applied to contracts made and performed entirely in such state.

                  IN WITNESS WHEREOF, and intending to be legally bound hereby, Seller Parent and Seller have caused this Bill of Sale to be executed and delivered as of the day and year first above written.

                           INTERNATIONAL WIRE GROUP, INC.


                           By:
                              -----------------------------------------
                           Name:
                                ---------------------------------------
                           Title:
                                 --------------------------------------





                           WIRE TECHNOLOGIES, INC.



                           By:
                              -----------------------------------------
                           Name:
                                ---------------------------------------
                           Title:
                                 --------------------------------------

                                                                     EXHIBIT B

                          TRANSITION SERVICES AGREEMENT


See Attached.

                          TRANSITION SERVICES AGREEMENT

                  Transition Services Agreement (this "Agreement"), dated as of November 30, 2005, among International Wire Group, Inc., a Delaware corporation ("Seller Parent"), Wire Technologies, Inc., an Indiana corporation ("Seller"), and Copperfield, LLC, a Minnesota limited liability company ("Purchaser").

                                    RECITALS

                  WHEREAS, Seller Parent, Seller and Purchaser have entered into that certain Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which Seller Parent and Seller have sold the Purchased Assets (as defined therein) to the Purchaser;

                  WHEREAS, Purchaser desires to obtain from Seller Parent and Seller, on the terms and conditions set forth herein, certain services in connection with its operation of the Purchased Assets for the time periods set forth herein, and Seller Parent and Seller are willing to provide to Purchaser, on the terms and conditions set forth herein, such services;

                  WHEREAS, Seller Parent, Seller and their subsidiaries and their respective successors desire to obtain from Purchaser, on the terms and conditions set forth herein, certain services in connection with Seller Parent's and Seller's business for the time periods set forth herein, and Purchaser is willing to provide to Seller Parent, Seller and their subsidiaries, on the terms and conditions set forth herein, such services; and

                  WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Seller Parent, Seller and Purchaser hereby agree as follows:

                                    ARTICLE I.
                                   DEFINITIONS

                  Section 1.1 Definitions. As used in this Agreement and the Schedules attached hereto the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

                  "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

                  "Confidential Information" shall mean non-public information about the disclosing party's or any of its Affiliates' businesses or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information of the disclosing party or its Affiliates that is marked or designated "confidential" or "proprietary" or that by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential or proprietary. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential

Information shall not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party's knowledge, without breach of a nondisclosure obligation, or
(iii) is independently developed by the receiving party.

                  "Event of Force Majeure" has the meaning ascribed thereto in
Section 2.4.

                  "Losses" has the meaning ascribed thereto in Section 4.1.

                  "Outsourced Service" has the meaning ascribed thereto in
Section 2.3.

                  "Provider" means (i) Seller Parent and Seller or (ii) Purchaser, as the case may be, who is providing the Services to Purchaser (in the case of clause (i)) or Seller Parent and Seller (in the case of clause (ii)) pursuant to Section 2.1.

                  "Provider Entities" means Provider and its subsidiaries providing Services hereunder and "Provider Entity" shall mean any of the Provider Entities.

                  "Provider Indemnified Person" has the meaning ascribed thereto in Section 4.1.

                  "Purchase Agreement" has the meaning ascribed thereto in the recitals to this Agreement.

                  "Purchaser" has the meaning ascribed thereto in the preamble hereto (and any reference to the "Purchaser" in the Schedules attached hereto shall include any subsidiaries of Purchaser).

                  "Recipient" means Seller Parent, Seller, Purchaser, or any of their respective subsidiaries, as the case may be, that will receive the Services from a Provider Entity.

                  "Seller" has the meaning ascribed thereto in the preamble hereto (and any reference to the "Seller" in the Schedules attached hereto shall include any subsidiaries of Seller).

                  "Seller Parent" has the meaning ascribed thereto in the preamble hereto (and any reference to the "Seller Parent" in the Schedules attached hereto shall include any subsidiaries of Seller Parent).

                  "Service Charges" has the meaning ascribed thereto in Section 3.1.

                  "Services" has the meaning ascribed thereto in Section 2.1.

                  "Term" has the meaning ascribed thereto in Section 5.1.

                  Section 1.2 Internal References. References to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                                   ARTICLE II.
                          PURCHASE AND SALE OF SERVICES

                  Section 2.1 Purchase and Sale of Services.

                  (a) On the terms and subject to the conditions of this Agreement and in consideration of the Service Charges and other consideration described below, Seller Parent and Seller agree to provide or cause to be provided to Purchaser and its subsidiaries, during the Term of this Agreement, the services described in Schedule I in a commercially reasonable manner and level of service and, where applicable, in a manner and relative level of service consistent in all material respects with that provided by Seller Parent and Seller to the Business prior to the date of this Agreement.

                  (b) On the terms and subject to the conditions of this Agreement and in consideration of the Service Charges and other consideration described below, Purchaser agrees to provide to Seller Parent, Seller, their subsidiaries, and their respective successors, during the Term of this Agreement, the services described in Schedule II in a commercially reasonable manner and level of service (together with the services described in Schedule I, the "Services").

                  (c) At its option, a Provider may cause any Service it is required to provide hereunder to be provided by any other Provider Entity.

                  Section 2.2 Additional Services. In addition to the Services to be provided by a Provider pursuant to Section 2.1, if requested by Recipient, and to the extent that Provider and Recipient mutually agree in writing, Provider shall provide additional services to Recipient. The scope of any such services, as well as the term, costs and other terms and conditions applicable to such services, shall be as mutually agreed by Provider and Recipient. Nothing herein shall create any obligation on the part of Provider to provide any additional services.

                  Section 2.3 Services Performed by Third Parties. At its option, Provider may cause any Service it is required to provide hereunder to be provided by any third party that is providing, or may from time to time provide, the same or similar services for Provider (an "Outsourced Service"). Provider shall remain responsible, in accordance with the terms of this Agreement, for the performance of any Service it causes to be provided pursuant to this Section 2.3.

                  Section 2.4 Force Majeure. Provider shall not be required to provide any Service to the extent the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of Provider or to the extent the provision of such Service would require Provider to violate any applicable Law. Provider shall have no obligation to perform or cause the Services to be performed if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strike, failure of essential equipment or any other cause or circumstance beyond the control of Provider or, if applicable, third-party providers of services to Provider, and such failure to perform continues for more than three (3) consecutive days (each, an "Event of Force Majeure"). Provider will notify Recipient, promptly upon becoming aware thereof, of any Event of Force Majeure affecting the provision of its Services to Recipient. Provider agrees that following any Event of Force Majeure, Recipient shall have no obligation to pay for the Services affected thereby and Provider will use its commercially reasonable efforts to restore such Services as soon as reasonably practicable.

                                   ARTICLE III.
                                 SERVICE CHARGES

                  Section 3.1 Service Charges. The charge for each Service provided to Recipient hereunder directly by Provider or any Provider Entity shall be equal to the amount indicated, or determined as set forth, whether as a monthly rate, a per service charge, or otherwise, in Schedules I and II hereto for such Service (the "Service Charges"). In the event that a Service Charge is not specified in Schedule I or II hereto for the provision of a Service, the parties hereby acknowledge and agree that they shall negotiate in good faith to determine such Service Charge based on the fully burdened cost actually incurred by the Provider of such Service.

                  Section 3.2 Invoicing and Settlement of Costs.

                  (a) Provider shall invoice Recipient for all Service Charges for each calendar month or any portion thereof, as applicable, within thirty
(30) days following the end of such calendar month, provided that any failure by Provider to provide an invoice within such time period shall not relieve Recipient of its obligation to pay an invoice received after such date. Recipient shall only be required to pay Provider a pro rata portion of the monthly rate for any Service that does not begin on the first Business Day of the month, or for any Service that is terminated prior to the end of the last Business Day of the month in accordance with Schedules I and II attached hereto. All invoices shall reflect in reasonable detail a description of the Service performed.

                  (b) Subject to Section 3.2(d), Recipient shall pay within thirty (30) days following its receipt of any invoice from Provider pursuant to paragraph (a), by check or wire transfer of immediately available funds payable to the order of Provider and without set off, all amounts invoiced by Provider during the preceding calendar month. Interest will be payable on past due payments at a rate equal to one and one half percent (1.5%) per month from the due date thereof, not to exceed the maximum rate permitted by Law.

                  (c) Any transition, excise, sales, use or similar tax charged to, assessed on or incurred by the rendering of the services listed on Schedule I hereto shall be the responsibility of Recipient and shall be paid to Provider in addition to the Service Charges; provided, however, that each party shall be responsible for its own income taxes.

                  (d) In the event of a dispute as to the propriety of the amount invoiced, Recipient shall pay all undisputed amounts, but shall be entitled to withhold payment of any amount in dispute and shall notify Provider within ten (10) Business Days from receipt of any disputed invoice of the disputed amount and the reasons each such charge is disputed by Recipient. Provider shall provide to Recipient records relating to the disputed amount so as to enable the parties to resolve the dispute. The parties shall use reasonable efforts to resolve any such dispute promptly.

                                   ARTICLE IV.
                         INDEMNIFICATION AND EXCULPATION

                  Section 4.1 Indemnification. Recipient shall indemnify and hold harmless each Provider Entity and their respective directors, officers, Affiliates, stockholders, representatives, agents and employees (each, a "Provider Indemnified Person") from and against any claims, damages, losses, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees), net of any insurance coverage received by such Provider Indemnified Person (collectively, "Losses"), suffered by Provider Indemnified Person and arising out of or in connection with Services rendered or to be rendered by any Provider Indemnified Person pursuant to this Agreement or the transactions contemplated hereby except to the extent that such Losses are the result of the gross negligence or willful misconduct of any employee, officer or director of Provider Entity.

                  Section 4.2 Disclaimer of Warranties. Provider disclaims all warranties, express or implied, including, but not limited to, the implied warranties of merchantability of fitness for a particular purpose, with respect to the Services. Provider makes no representations and warranties as to the quality, suitability or adequacy of the Services for any purpose or use.

                  Section 4.3 Limitation of Liability. No Provider Entity shall have any liability to Recipient or any Person asserting claims on behalf of or in right of Recipient in connection with, or as a result of, any actions or omissions of any Provider Entity with respect to this Agreement or the subject matter hereof, including without limitation, the provision of Services (other than Losses attributable to the gross negligence or willful misconduct of any employee, officer or director of Provider Entity in connection with its obligations under this Agreement).

                                    ARTICLE V.
                              TERM AND TERMINATION

                  Section 5.1 Term. Except as otherwise provided in this Article V or as otherwise agreed to by the parties in writing, this Agreement shall expire on December 31, 2006 (the "Term"), or such shorter or longer period as may be provided in Schedules I and II attached hereto with respect to particular Services described therein.

                  Section 5.2 Termination. Notwithstanding the Term of this
Agreement:

                  (a) except where indicated to the contrary in Schedule I or II, Recipient may at any time terminate one or more of the Services, in whole or in part, upon giving at least 30 days prior written notice to Provider; and

                  (b) Provider may terminate this Agreement with respect to any one or more of the Services (x) by written notice to Recipient in the event that
(i) Recipient shall have failed to perform, in all material respects, any of its material obligations under this Agreement relating to such Service (including, without limitation, its obligation to pay for such Service in accordance with
Article III), (ii) Provider has notified Recipient in writing of such failure and (iii) such failure shall have continued for a period of thirty (30) days after receipt by Recipient of notice of such failure or (y) in accordance with
Section 6.2.

                  Section 5.3 Effect of Termination. Other than as required by Law, upon termination of any Service pursuant to Section 5.2, Provider will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and Recipient will have no obligation to pay any fees relating to such Service or make any other payments hereunder; provided, however, that notwithstanding such termination, (i) Recipient shall remain liable to Provider for fees owed and payable in respect of Services provided on or prior to the effective date of the termination and (ii) the provisions of Articles IV, V and VI shall survive any such termination. Notwithstanding anything herein to the contrary, the termination of this Agreement by Provider or Recipient with respect to one or more Services shall not affect the right or obligation of such Provider or Recipient to continue to provide or receive Services as a Provider or Recipient, respectively.

                                   ARTICLE VI.
                                  MISCELLANEOUS

                  Section 6.1 No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

                  Section 6.2 Recipient as Sole Beneficiary. Purchaser acknowledges that the Services shall be provided only with respect to the operation of the Business as currently operated or as mutually agreed in writing by the parties hereto. Purchaser shall not request performance of any Service for the benefit of any business other than the Business. Recipient represents and agrees that Recipient will use the Services only in accordance with applicable Law. Provider reserves the right to take all actions, including termination of any particular Service, that Provider reasonably believes to be necessary to ensure compliance with applicable Law. Provider will notify Recipient of the reasons for any such termination of Services.

                  Section 6.3 Confidentiality.

                  (a) Nondisclosure. Each of Seller Parent, Seller and Purchaser agrees that (i) it will not, and will cause each of the Provider Entities, not to, disclose to any third party or use any Confidential Information disclosed hereunder to such Person, except as expressly permitted in this Agreement or in the exercise of its rights hereunder, and (ii) it will take reasonable measures to maintain the confidentiality of all Confidential Information of any other party in its or the Provider Entities' possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

                  (b) Permitted Disclosure. Notwithstanding the foregoing, each of Seller Parent, Seller and Purchaser may disclose Confidential Information of any other party (i) to the extent required by a court of competent jurisdiction or other Governmental Body or otherwise as required by Law, provided that such party has given such other party prior notice of such requirement when legally permissible and to the extent reasonably possible to permit such other party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, (ii) to employees, agents and representatives of any provider of Outsourced Services on a "need-to-know" basis under an obligation of confidentiality to the disclosing party to the extent necessary to provide or access and use, as applicable, the Services, or (iii) to its or any Provider Entity's employees, agents, representatives, legal counsel, auditors, accountants and advisors; provided, however, that such persons shall be specifically informed of the confidential character of such Confidential Information and that by receiving such information they are agreeing to be bound by the terms of this Agreement relating to the confidential treatment of such Confidential Information.

                  (c) Ownership of Confidential Information. All Confidential Information disclosed hereunder shall be and shall remain the sole and exclusive property of the disclosing party.

                  Section 6.4 Entire Agreement; Conflicts. This Agreement (including Schedules I and II constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto and the Provider Indemnified Persons any rights or remedies hereunder. In the event any provision contained in this Agreement conflicts with the provisions of the Purchase Agreement or any other transaction document related thereto, the provisions of this Agreement control.

                  Section 6.5 Information. Subject to applicable Law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and the transactions under this Agreement that the other party reasonably believes is required to comply with all applicable Law, including, but not limited to, securities laws and regulations.

                  Section 6.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

                  If to Seller Parent or Seller, to:

                  International Wire Group, Inc.
                  12 Masonic Ave
                  Camden, New York 13316
                  Fax: 315-245-3124
                  Attention: Rodney D. Kent

                  With a copy (which shall not constitute notice) to:

                  Weil, Gotshal & Manges LLP
                  200 Crescent Court
                  Suite 300
                  Dallas, Texas 75201
                  Facsimile: (214) 746-7777
                  Attention: R. Scott Cohen

                  If to Purchaser, to:

                  Copperfield, LLC
                  1115 West Plymouth Street
                  P.O. Box 360 Bremen, IN 46506 Facsimile: (574) 546-0303
                  Attention: James Merritt

                  With a copy (which shall not constitute notice) to:

                  Fredrikson & Byron, P.A.
                  200 South Sixth Street, Suite 4000
                  Minneapolis, Minnesota  55402
                  Facsimile:  (612) 492-7077
                  Attention:  K. Lisa Holter

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.

                  Section 6.7 Assignment. Subject to Section 2.3, this Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller Parent, Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller Parent, Seller and Purchaser).

                  Section 6.8 Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction.

                  Section 6.9 Submission to Jurisdiction; Consent to Service of Process. Seller Parent, Seller and Purchaser hereby irrevocably submit to the exclusive personal jurisdiction of any federal or state court located within the city of El Paso in the State of Texas (and any appellate court from any thereof) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in any such court. Seller Parent, Seller and

Purchaser hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of Seller Parent, Seller and Purchaser hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 6.6.

                  Section 6.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller Parent, Seller or their Affiliates shall have any Liability for any Liabilities of Seller Parent or Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

                  Section 6.11 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  Section 6.12 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 6.13 Amendment. This Agreement may only be amended by a written agreement executed by both parties hereto.

                  Section 6.14 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.



                                   INTERNATIONAL WIRE GROUP, INC.

                                   By:
                                       ---------------------------------------
                                       Name: Rodney D. Kent
                                       Title: Chief Executive Officer



                                   WIRE TECHNOLOGIES, INC.

                                   By:
                                       ---------------------------------------
                                       Name: Rodney D. Kent
                                       Title: Chief Executive Officer



                                   COPPERFIELD, LLC

                                   By:
                                       ---------------------------------------
                                       Name:
                                       Title:












                 SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

                                                                     EXHIBIT C

                                  WARRANTY DEED


See Attached.

                              SPECIAL WARRANTY DEED


STATE OF INDIANA           ss.
                           ss.       KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF NOBLE            ss.


         THAT, Wire Technologies, Inc., an Indiana corporation ("Grantor"), formerly known as Hoosier Wire, Inc., for and in consideration of the sum of Ten Dollars ($10.00) in hand paid to Grantor by Copperfield, LLC, Minnesota limited liability company ("Grantee"), whose mailing address is 1115 West Plymouth Street, P.O. Box 360, Bremen, Indiana 46506, and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged and confessed, has GRANTED, SOLD and CONVEYED and by these presents does GRANT, SELL and CONVEY unto Grantee the real property situated in Noble County, Indiana, more particularly described in Exhibit A attached hereto and incorporated herein by reference and made a part hereof for all purposes, together with (i) any and all appurtenances belonging or appertaining thereto;
(ii) any and all improvements located thereon; (iii) any and all appurtenant easements or rights of way affecting said real property and any of Grantor's rights to use same; (iv) any and all rights of ingress and egress to and from said real property and any of Grantor's rights to use same; (v) any and all mineral rights and interests of Grantor relating to said real property (present or reversionary) and (vi) all right, title and interest of Grantor, if any, in and to (a) any and all roads, streets, alleys and ways (open or proposed) affecting, crossing, fronting or bounding said real property, including any awards made or to be made relating thereto including, without limitation, any unpaid awards or damages payable by reason of damages thereto or by reason of a widening of or changing of the grade with respect to same, (b) any and all strips, gores, or pieces of property abutting, bounding or which are adjacent or contiguous to said real property (whether owned or claimed by deed, limitations or otherwise), (c) any and all air rights relating to said real property and (d) any and all reversionary interests in and to said real property (said real property together with any and all of the related improvements, appurtenances, rights and interests referenced in items (i) through (vi) above are herein collectively referred to as the "Property").

         TO HAVE TO HOLD the Property together with all and singular the rights and appurtenances thereto in anywise belonging unto Grantee, its successors and assigns forever; and Grantor does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise, and subject to all of the matters listed or contained in Exhibit B attached hereto and incorporated herein by reference, to the full extent the same are valid and subsisting and affect the property.

           EXECUTED to be effective for all purposes as of the _____ day of ____________, 2005.

                                     GRANTOR

                                     WIRE TECHNOLOGIES, INC.,
                                     an Indiana corporation

                                     By:
                                         ------------------------------------
                                         Name: Rodney D. Kent
                                         Title: Chief Executive Officer



STATE OF ______________     ss.
                            ss.
COUNTY OF ____________      ss.


         On this _____ day of _____________, 2005, before me, a Notary Public, duly commissioned, qualified and acting, within said County and State, appeared in person the within named Rodney D. Kent, Chief Executive Officer of Wire Technologies, Inc., an Indiana corporation, to me personally well known, who stated and acknowledged that he had signed, executed and delivered the foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.


                                  ----------------------------------------
                                  Notary Public

                                  Printed Name of Notary:

                                  ----------------------------------------

My commission Expires:

------------------------------


            This document was prepared by Leslie Steele Smith, Esq.,
              Weil Gotshal & Manges LLP, 200 Crescent Court, Suite
                            300, Dallas, Texas 75201.





                     SIGNATURE PAGE TO SPECIAL WARRANTY DEED

                                                                     EXHIBIT D

                                 ZARAGOSA LEASE


See Attached.

                                      LEASE





                             WIRE TECHNOLOGIES, INC.
                                    Landlord



                                       and



                                COPPERFIELD, LLC
                                     Tenant

                                TABLE OF CONTENTS


1.     Lease of Premises.........................................................................1

2.     Term of Lease; Exercise of Purchase Option................................................1

3.     Rent......................................................................................2

4.     Taxes and Special Assessments.............................................................2

5.     Utilities.................................................................................2

6.     Use, Possession and Maintenance of the Premises...........................................2

7.     Assignment and Subleasing; Performance of Tenant's Obligations by Affiliate...............3

8.     Alterations and Improvements..............................................................3

9.     Insurance Coverage to be Maintained by Tenant.............................................4

10.    Condemnation..............................................................................4

11.    Loss by Casualty..........................................................................5

12.    Default by Tenant.........................................................................5

13.    Subordination and Nondisturbance..........................................................6

14.    Notices...................................................................................7

15.    Attorneys' Fees...........................................................................7

16.    Estoppel Certificates.....................................................................7

17.    Signs.....................................................................................8

18.    Tenant's Rights and Obligations to Purchase...............................................8

19.    Tenant's Right to Terminate Lease.........................................................9

20.    Miscellaneous............................................................................10

21.    Right of Entry...........................................................................10


                                      LEASE

         THIS LEASE is entered into and effective as of November 30, 2005 (the "EFFECTIVE DATE") by Wire Technologies, Inc., a Delaware Corporation ("LANDLORD") and Copperfield, LLC, Minnesota limited liability company ("TENANT").

         RECITALS:

         A. Landlord is the fee simple owner of the land located at 1388
North Zaragosa Road, El Paso, El Paso County, Texas, legally described in Exhibit A, attached hereto and incorporated by reference (the "LAND"), including all improvements located thereon (collectively, the "PREMISES").

         B. Landlord and Tenant are parties to an Asset Purchase Agreement dated as of November 30, 2005 ("ASSET PURCHASE AGREEMENT").

         C. Tenant's Phase I Environmental Site Assessment (the
"ASSESSMENT")of the Land identified certain environmental conditions which conditions are more fully addressed pursuant to an Environmental Investigation and Remedial Action Agreement of even date herewith (the "ENVIRONMENTAL AGREEMENT").

         D. Landlord has agreed to lease the Premises to Tenant upon the terms and conditions set forth herein subject to resolution of matters pursuant to the Environmental Agreement.

         AGREEMENTS:

         1. Lease of Premises.

         Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises in "AS IS WHERE IS" condition on the Effective Date, including without limitation the conditions and potential conditions disclosed in the Assessment. The parties acknowledge and agree that this Lease is intended to be an interim lease of the Premises pending the purchase of the Premises by Tenant pursuant to Section 18 hereof, and that the lease of the Premises hereunder is made by Landlord and accepted by Tenant without representation or warranty of any kind, except as provided in the Asset Purchase Agreement; and that Tenant has received and reviewed the Assessment and is aware of the conditions and potential conditions disclosed therein. The parties intend this Lease to be a "triple net" lease and that Landlord shall receive the Rent hereunder without expenditure or cost of any kind.

         2. Term of Lease; Exercise of Purchase Option.

         The Lease term (the "TERM") shall commence on the Effective Date (the "COMMENCEMENT DATE") and end November 30, 2006 (the "EXPIRATION DATE"), unless earlier terminated or later extended as set forth herein. Tenant shall have the option to extend the Term for one (1) successive six-month period upon the same terms and conditions herein expressed, provided that (i) Landlord has not delivered notice to Tenant under Section 3(b) of the Environmental Agreement that Landlord has elected not to proceed with the Remedial Action, provided that if Landlord has delivered such notice, the Term shall be deemed extended to the earlier of the date Tenant vacates the Premises or one hundred eighty (180) days from the delivery of such notice and (ii) Tenant is not in default under any of the terms and conditions of this Lease beyond any applicable notice or cure period at the time of exercise of its option, and (iii) Tenant provides Landlord written notice of the exercise of its option on or before sixty (60) days prior to the expiration of the then-existing Term. (As used herein, "TERM" shall include any extension of the initial Term.) Landlord shall deliver possession of the Premises to Tenant on the Commencement Date. The obligation to pay Rent shall commence on the Commencement Date.

         3. Rent.

         Tenant shall pay Rent in the amount of $10,697.00 per month ("RENT"). Rent shall be payable on the first day of each month during the Term and any extensions thereof, without notice or demand, and without any deduction or set-off whatsoever, except as specifically set forth herein. Rent for any partial month during the Term shall be a prorated portion of the monthly installment herein, based on the actual days in any such month. Any payment due to Landlord shall be payable at the location from time to time designated by Landlord for payment of Rent.

         4. Taxes and Special Assessments.

         Tenant shall pay, when due and before penalty attaches, all real estate taxes and installments of special assessments, and any similar charges or liens due and payable during the Term hereof with respect to the Premises. For any partial calendar year within the Term of this Lease, Tenant shall be responsible for a pro-rata portion of such taxes and special assessments due and payable in such calendar year in proportion to the number of days of such calendar year falling within the Term of this Lease, and appropriate adjustments shall be made at the beginning of the Term and at the end of the Term. Upon Landlord's written request, Tenant shall provide evidence of each such payment to Landlord.

         5. Utilities.

         From and after the Commencement Date, Tenant will pay or cause to be paid when due all charges for gas, water, sewer, electricity, telephone and other utilities and services used, rendered or supplied to, upon or in connection with the Premises, and Landlord shall have no responsibility to supply the same.

         6. Use, Possession and Maintenance of the Premises.

         Tenant shall use the Premises solely for substantially the same industrial purpose as used by Landlord immediately prior to the Commencement Date and related office purposes and in compliance with all applicable laws, including environmental laws and regulations. It shall be Tenant's obligation to obtain any permits or licenses required in connection with Tenant's use of the Premises. In no event may Tenant apply to any Governmental Body, as defined in
Section 1.1 of the Asset Purchase Agreement, for any change in use or zoning during the term of this Lease.

         Landlord and its representatives and mortgagees may from time to time upon reasonable notice to Tenant enter the Premises to inspect the Premises. Landlord agrees to make reasonable efforts to minimize any interference with Tenant's use of the Premises.

         At the expiration of the Term, Tenant shall surrender the Premises in good condition and repair, broom clean, excepting only (i) reasonable wear and tear and (ii) loss by insured casualty provided Landlord receives all proceeds of Insurance (defined in Section 9 below) payable in relation to such casualty. On or before the expiration of the Term Tenant shall also remove Tenant's personal property and, at Tenant's option, its trade fixtures, and Tenant shall promptly repair at Tenant's expense any injury or damage to the Premises which results from such removal.

         Tenant shall be responsible for maintaining the Premises, in as good condition and repair as the Premises were in on the Commencement Date, reasonable wear and tear excepted and damages for casualty excepted in the event Tenant has the right to terminate the Lease pursuant to Section 11 hereof. Tenant shall keep all portions of the Premises in a clean and orderly condition, free of accumulation of dirt and rubbish. If Tenant fails to carry out its obligations hereunder, Landlord may carry out Tenant's obligations at Tenant's expense if Tenant fails to do so within fifteen (15) days after written demand from Landlord; provided, however, that no notice shall be required in an emergency. In any such event, Tenant shall pay Landlord, on demand, the cost incurred by Landlord.

         7. Assignment and Subleasing; No Mortgages.

         Tenant shall not assign this Lease or sublet all or any part of the Premises without the prior written consent of Landlord. No transfer of any nature shall relieve Tenant of primary liability to Landlord hereunder unless Landlord agrees in writing. Tenant may not mortgage, hypothecate, sell or transfer this Lease or Tenant's interest in this Lease or file any lien or mortgage or deed of trust against the Premises or the Tenant's leasehold interest in the Premises.

         8. Alterations and Improvements.

         Tenant shall not alter or make any improvement to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. In addition to other matters Landlord's consent may be conditioned upon Landlord being provided with plans and specifications for the proposed alteration or improvement, information regarding the identity of the persons who will perform the work or provide the materials, all of which must be reasonably acceptable to Landlord. All such work must be done in a workmanlike fashion using new, first-grade materials. Notwithstanding the foregoing, Tenant may make interior, non-structural alterations to the Premises not to exceed $50,000 in the aggregate without Landlord's consent, provided that such alterations do not impact the Building Systems.

         Tenant shall not permit any mechanics or other lien to be levied against the Premises, unless Tenant shall in good faith contest the same and further provided (i) such liens secure obligations which are not yet due as a result of the contest or (ii) such liens secure obligations relating to claims or liabilities which are fully insured and being, or can reasonably be expected to be, defended at the sole cost and expense and at the sole risk of the insurer in accordance with the applicable policy or being contested in good faith by appropriate proceedings diligently pursued and available to or for the benefit of Tenant in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on the Tenant's books.

         9. Insurance Coverage to be Maintained by Tenant.

         Tenant shall maintain "all risk" property insurance covering (i) the full replacement value of all of Tenant's leasehold improvements, trade fixtures and personal property within the Premises; and (ii) the full replacement value of all improvements (including building equipment and systems and fixtures) located on the Land. Landlord and its mortgagees shall be named as loss payees under all such property insurance policies.

         Tenant shall also be required to maintain commercial general liability insurance, which policy shall include coverage for Bodily Injury, Property Damage, Personal Injury, Contractual Liability (applying to this Lease), and Independent Contractors, in current Insurance Services Office form or other form which provides coverage at least as broad, in an amount not less than $1,000,000 per occurrence, with umbrella coverage of not less than $5,000,000. Landlord and its mortgagees shall be named as additional insureds under all such liability policies.

         Upon the Effective Date, and thereafter upon Landlord's written request, Tenant shall deliver to Landlord evidence that the insurance required by this Lease ("INSURANCE") is in full force and effect. Upon request, Tenant shall also furnish insurer-certified copies of all pertinent policies. All policies used to provide the coverage required by this Lease shall (i) be endorsed to require the insurer to provide at least thirty (30) days' notice to Landlord and its mortgagees prior to cancellation or non-renewal, and (ii) be issued by financially sound companies having an A.M. Best Company rating of at least A:VII, and (iii) as to the "all risk" property coverage only, contain lender's loss payable endorsements in form and substance satisfactory to Landlord's mortgagees.

         Landlord and Tenant hereby release one another from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage covered by property Insurance even if such loss or damage shall have been caused by the fault or negligence of the other party or anyone for whom such party may be responsible.

         Landlord, its partners, shareholders, affiliates, parents and/or its mortgagees, and their respective officers, employees, and agents ("LANDLORD PARTIES"), shall not be liable to Tenant or Tenant's agents, employees, customers, or invitees for any damage to persons (including bodily injury and death) or property caused by any act, omission or neglect of Tenant, or by Tenant's occupancy or use of the Premises, and Tenant agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from all claims for any such damage. This indemnification obligation in this Section 9 shall survive the expiration or earlier termination of this Lease.

         10. Condemnation.

         In the event of a condemnation or a deed in lieu of condemnation which has the effect of materially interfering with Tenant's use of the Premises, Landlord and Tenant shall each have the right to terminate this Lease upon thirty (30) days written notice to the other party given within thirty (30) days after such taking. Landlord shall be entitled to the entire condemnation award; however, Tenant shall be entitled to any relocation and loss of business benefits if such benefits are provided separately by law and such benefits do not reduce the amount of any award payable to Landlord. In the event that this Lease is not terminated, Landlord shall restore the Premises to as near the condition which existed immediately prior to the date of taking as may be reasonably possible with the proceeds of any award received by Landlord; provided (i) Landlord's mortgagee(s) do not require such award to be used for the payment of any loan; (ii) Landlord shall not be required to spend amounts for the taking or for the restoration of improvements performed by Tenant subsequent to the Commencement Date and (iii) there shall be no Event of Default by Tenant of any of its obligations hereunder. Provided that more than 20% of the Premises is taken, Rent shall be equitably reduced by the proportion of the Premises taken by the condemnation.

         11. Loss by Casualty.

         Unless Landlord shall have completed the Remedial Action, if more than twenty percent (20%) of the Building is damaged by casualty which has the effect of preventing Tenant's use of the Premises, and Landlord reasonably determines that it shall take more than 180 days to restore such casualty, either Landlord or Tenant may terminate this Lease provided it gives the other party notice within sixty (60) days of the damage ("NOTICE PERIOD"). If this Lease is not so terminated, Tenant shall promptly restore the Premises to as near the condition which existed immediately prior to such casualty as may be reasonably possible; provided, however, that Tenant shall not be required to expend any funds for such restoration other than insurance proceeds made available to it pursuant to its insurance maintenance obligations under Section 9 herein, plus the amount of any applicable deductible. Tenant's obligation to pay monthly installments of Rent shall abate during such period of time that the Building is untenantable, in the proportion that the untenantable portions of the Building bears to the entire Building but only for so long as Tenant is actively completing (or causing to be completed) such restoration with reasonable due diligence. Notwithstanding the foregoing, if Landlord shall have completed the Remedial Action at the time of any casualty, this Lease shall not terminate and the Tenant shall comply with its obligations under Section 18 notwithstanding such casualty, and provided that Tenant does comply with its obligations under
Section 18, Tenant shall not be obligated to restore the Premises as provided hereunder except as may be required by applicable law.

         12. Default by Tenant.

        Any one or more of the following events shall constitute an "EVENT OF DEFAULT": (a) failure of Tenant to pay an installment of Rent or any other sum payable by Tenant hereunder and such default shall continue for a period of ten
(10) days; (b) the making by Tenant of an assignment for the benefit of its creditors; (c) institution by Tenant of proceedings for reorganization, liquidation, or bankruptcy of Tenant, unless the same is discharged within sixty
(60) days, Tenant's adjudication as a bankrupt; (d) institution against Tenant of proceedings for reorganization, liquidation, or bankruptcy which are not dismissed within sixty (60) days; (e) the appointment of a receiver, trustee or liquidator to take charge of all or substantially all of Tenant's assets which is not vacated within sixty (60) days; (f) failure of Tenant to maintain the Insurance required hereunder; (g) failure of Tenant to perform any of Tenant's other obligations under this Lease within thirty (30) days after Landlord gives

Tenant written notice thereof; provided, however, that if such failure is curable, but cannot with reasonable diligence be cured within such thirty (30) day period, then such failure shall not be deemed an Event of Default provided Tenant commences to cure such default within such thirty (30) day period and thereafter cures such default with due diligence, but in no event shall such extended period of cure exceed ninety (90) days.

        If an Event of Default occurs Landlord, at its option, shall have the right to terminate this Lease or terminate Tenant's right to possession of the Premises, and enter into and take possession of the Premises and remove all persons and their property therefrom (said repossession being hereinafter referred to as "Repossession"), and shall further be entitled to pursue all other remedies available to Landlord at law or in equity.

        Following an Event of Default Landlord may relet the Premises for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and for such terms (which may include concessions or free rent) and for such uses as Landlord may elect and Landlord may collect and receive rent therefor. Any rent received shall be applied against Tenant's obligations hereunder, but Landlord shall not be responsible or liable for any failure to collect any rent due upon any reletting, and no such reletting or failure to relet shall relieve Tenant of its obligations hereunder.

        No termination of this Lease and no Repossession of the Premises shall relieve Tenant of its liabilities and obligations under this Lease, all of which shall survive any such termination or Repossession. In the event of any such termination or Repossession, whether or not the Premises shall have been relet, Tenant shall pay to Landlord the Rent and other sums and charges to be paid by Tenant up to the time of such termination or Repossession, and thereafter Tenant, until the end of what would have been the Term in the absence of such termination or Repossession, shall pay to the Landlord the amount of the Rent and such other sums and charges which are payable under this Lease (if not terminated) or would be payable under this Lease by Tenant if this Lease were still in effect, less the net rental paid, if any, in any reletting after deducting all of Landlord's expenses in connection with such reletting. In addition to all other remedies of Landlord, Landlord shall be entitled to reimbursement upon demand of all reasonable attorneys' fees incurred by Landlord in connection with any default.

        No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy unless expressly so provided herein, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter existing at law, in equity or by statute.

         No waiver by Landlord or Tenant of performance by the other party shall be considered a continuing waiver or shall preclude Landlord or Tenant from exercising its rights in the event of a subsequent default. No acceptance by Landlord of a partial payment tendered by Tenant shall be deemed to be a waiver of the balance of the amount due even if the tender states that acceptance will constitute payment in full.

         13. Subordination and Nondisturbance.

         Tenant agrees that this Lease is and shall be subordinate to any mortgages on the Premises and to any and all advances to be made thereunder and to the interest thereon and all renewals, replacements and extensions thereof provided the mortgagees named in said mortgages shall agree in writing to recognize this Lease notwithstanding the default of Landlord under such mortgage, or the foreclosure of the lien thereof, or the grant of a deed in lieu of foreclosure, if Tenant is not in default beyond any applicable notice or cure period hereunder. In the event of any mortgagee electing to have this Lease be deemed a prior lien to its mortgage, then upon such mortgagee notifying Tenant to that effect, this Lease shall be deemed prior to the lien of said mortgage, whether this Lease is dated prior to or subsequent to the date of said mortgage. This provision shall be self-operative but in the event that any such mortgagee shall require that Tenant execute a document evidencing such subordination, Tenant shall sign an instrument to that effect reasonably acceptable to Tenant.

         14. Notices.

         Any notice required or permitted to be given to either party shall be deemed given two days following the date the same is mailed, correctly addressed, by United States certified mail, postage prepaid, return receipt requested, or one day following postage prepaid overnight delivery by a national delivery service providing tracking and delivery confirmation, or on the date of personal delivery. Until changed, notices and communications to Landlord and Tenant shall be addressed as follows:

         As to Landlord:   Wire Technologies, Inc.
                           12 Masonic Ave
                           Camden, New York 13316
                           Attn:  Rod Kent

         As to Tenant:     Copperfield, LLC
                           1115 West Plymouth Street, P.O. Box 360
                           Bremen, IN 46506
                           Attn: Jim Merritt

Each party shall have the right to specify as its proper address any other address in the United States of America by giving to the other party at least fifteen (15) days written notice of a new address.

         15. Attorneys' Fees.

         If either party employs an attorney to enforce its rights following a breach by the other party hereunder, the prevailing party shall be entitled to recover its reasonable attorneys' fees incurred thereby.

         16. Estoppel Certificates.

         Either party shall within ten (10) business days after being requested to do so by the other party or any mortgagee, execute, acknowledge and deliver to the requesting party (or, at such party's request, to any existing or prospective purchaser, transferee, assignee or mortgagee) an instrument, certifying (a) that this Lease is unmodified and in full force and effect (or, if there has been any modification thereof, that it is in full force and effect as so modified, stating therein the nature of such modification); (b) as to the dates to which Rent and other charges owing hereunder have been paid; (c) as to the amount of any prepaid rent or any credit due to the other party hereunder;
(d) the date on which the Term commenced; (e) as to whether any notice of default has been given by either party which default has not been cured; and,
(f) as to any other fact or condition reasonably requested by the requesting party or such other addressee; and acknowledging and agreeing that any statement contained in such certificate may be relied upon by such addressee.

         17. Signs.

         All signage for the Premises shall be in accordance with applicable laws and codes.

         18. Tenant's Obligation to Purchase.

         The parties acknowledge that Landlord may not currently have fee title to the vacant parcel of property immediately adjacent to the Premises to the South (the "ADJACENT PARCEL"). In the event it is determined Landlord does not own fee title to the Adjacent Parcel, Landlord intends to attempt to acquire fee title to the Adjacent Parcel as soon as reasonably possible, provided Landlord shall not have to incur any cost or expend any efforts greater than reasonable commercial costs and efforts, as determined by Landlord, to do so. The Adjacent Parcel and the Premises are referred to herein as the "PROPERTY."

         Tenant shall have the exclusive option ("OPTION") to purchase the Property at any time after Landlord acquires the Adjacent Parcel (if Landlord does so acquire the Adjacent Parcel) and prior to the 60th day before the expiration of the initial Term or any extensions thereof (the "OPTION PERIOD"). Tenant shall exercise the Option only in its entirety, and only if the Lease has not been terminated, by delivering to Landlord, within the Option Period, written notice of the exercise of the Option. The purchase price for the Property shall be $1,975,000. The purchase price for the Property shall be paid in cash in immediately available funds to an account designated by Landlord when the Property is conveyed to Tenant which shall occur not later than sixty (60) days following the exercise of the Option.

         Subject to the provisions of Section 19 below, upon completion by Landlord of the Remedial Action as set forth in the Environmental Agreement and the acquisition of the Adjacent Parcel by Landlord, Tenant shall be obligated to purchase the Property as provided in this Section 18. Once the Remedial Action is completed and the acquisition of the Adjacent Parcel by Landlord, Tenant's obligation to purchase the Property shall not be affected by any later casualty or condemnation, or change in condition or applicable law affecting the Property or any portion thereof. The Property shall be delivered to Tenant at the closing in its then-current "AS IS WHERE IS" condition. The closing of the purchase of the Property shall occur not later than sixty (60) days following the completion of the Remedial Action. The Tenant shall pay to Landlord a purchase price for the Property in the amount of $1,975,000. The purchase price for the Property shall be paid in cash by wire transfer of immediately available funds to an account designated by Landlord when the Property is conveyed to Tenant.

         Notwithstanding the foregoing provisions of this Section, if Landlord is unable to obtain fee title to the Adjacent Parcel prior to the end of the sixty (60) day period following the completion of the Remedial Action, Tenant shall have the option at anytime prior to the expiration of such sixty (60) day period, but shall not be obligated, to purchase only the Premises at a purchase price of $1,525,000 and Tenant shall have no further obligation to purchase the Adjacent Parcel.

         At the closing of the Option or the obligation to purchase described in the prior paragraph, and subject to receiving the applicable purchase price, Landlord agrees to deliver to Tenant a warranty deed in recordable form conveying all of Landlord's rights, title, and interest in and to the Premises or the Property, as applicable, to Tenant free and clear of all Liens other than Permitted Exceptions as defined in Section 1.1 of the Asset Purchase Agreement. Landlord shall deliver actual possession of the Premises or the Property, as applicable, to Tenant on the closing date (to the extent Tenant does not already have possession hereunder). Landlord and Tenant agree to comply with the applicable provisions relating to Closing Deliverables as set forth in Section
9.3 of the Asset Purchase Agreement. In addition, the Indemnification provisions set forth in Article X of the Asset Purchase Agreement are hereby incorporated by reference; provided that this Lease shall not be deemed to modify the terms of the Asset Purchase Agreement.

         19. Tenant's Right to Terminate Lease.

        Any one or more of the following events shall constitute a "TERMINATION EVENT": (a) failure of Landlord to perform as set forth in Section 3(a) of the Environmental Agreement and such default shall continue for a period of ten (10) days after receipt of notice thereof; (b) the making by Landlord of an assignment for the benefit of its creditors; (c) institution by Landlord of proceedings for reorganization pursuant to federal bankruptcy law, liquidation, or bankruptcy of Landlord, unless the same is discharged within ninety (90) days, Landlord's adjudication as a bankrupt; (d) institution against Landlord of proceedings for reorganization pursuant to federal bankruptcy law, liquidation, or bankruptcy which are not dismissed within ninety (90) days; (e) the appointment of a receiver, trustee or liquidator to take charge of all or substantially all of Landlord's assets which is not vacated within ninety (90) days; (f) receipt of notice from Landlord that it elects not to cause Contamination to be remediated pursuant to Section 3(b) of the Environmental Agreement; (g) if Landlord elects to use deed restrictions or engineering controls on the Premises as part of the Remedial Action on the Premises (assuming that there will be no Remedial Action on the Adjacent Parcel and, thus, no deed restrictions and/or engineering controls that will apply to the Adjacent Parcel), and such deed restrictions and/or engineering controls inhibit Tenant's ability to (i) use the Premises for the purposes permitted under
Section 6, provided that deed restrictions prohibiting the use of the Premises for a playground or for residential purposes will not be objectionable, (ii) to finance the purchase of the Property, or (iii) to re-sell the Premises for the same use or a substantially similar industrial use; (h) if Landlord elects to commence the Remedial Action, Landlord's failure to complete the Remedial Action within 12 months thereafter, or a reasonable determination made jointly by Landlord's consultant and Tenant's consultant that such Remedial Action cannot be completed within 12 months.

         If a Termination Event occurs, Tenant, at its option, shall have the right to terminate this Lease as provided in this paragraph. Tenant shall provide written notice to Landlord of Tenant's election to terminate within thirty (30) days of the applicable Termination Event, which notice shall state the date that Tenant shall vacate the Property, which date shall not be more than one hundred eighty (180) days following the date of such notice or the expiration of the Term of this Lease, whichever is sooner. Upon delivery of such notice to Landlord, Tenant's obligation to purchase the Property under Section 18 shall terminate and be of no further force or effect. Upon the termination of the Lease as provided hereunder, neither party have shall any obligation or liability to the other hereunder except for those obligations which are intended to continue. If Tenant fails to provide such notice of its election to termination within thirty (30) days following a Termination Event, Tenant shall have waived its right to terminate this Lease due to such Termination Event (provided, however, such failure shall not waive the right to terminate this Lease for any later occurring Termination Event). Tenant may not terminate the Lease for any Termination Event which occurs following the date by which Tenant is obligated to purchase the Property.

         20. Miscellaneous.

         This Lease and any exhibits attached hereto set forth the entire agreement between Landlord and Tenant as to the subject matter hereof, except to the extent provisions of the Asset Purchase Agreement and/or the Environmental Agreement are expressly incorporated herein, in which event such provisions are included herein for the purposes so expressed. This Lease is in addition to, and does not supersede or replace, the provisions of the Asset Purchase Agreement and the Environmental Agreement, as to the relationship of Landlord and Tenant as landlord and tenant hereunder only. The terms and conditions of the Asset Purchase Agreement and the Environmental Agreement are intended to cover the subject matter thereof. Tenant acknowledges that in the execution and delivery of this Lease it has not relied upon any representations or warranties except as are expressed in this Lease. Any modifications to this Lease must be in writing and signed by Landlord and Tenant in order to be enforceable. The obligations and benefits hereunder shall inure to and be binding upon the respective successors and permitted assigns, if any, of Landlord and Tenant. This Lease shall be construed and enforced in accordance with the laws of Texas. If any term or provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable, the remainder of this Lease or the application to persons or circumstances other than those to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law. This Lease may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         21. Right of Entry.

         Tenant will furnish a master key to the Premises to Landlord and, upon reasonable advance notice to Tenant permit Landlord or its representatives to enter the Premises, to inspect the Premises or to make such restorations and/or repairs as in the judgment of Landlord may be deemed necessary if Tenant has failed to do so beyond applicable cure periods (except for emergencies, in which no notice is necessary).

         22. Consent.

         Whenever Landlord's consent is required hereunder to be made reasonably, it shall not be unreasonable for Landlord to withhold such consent if any of Landlord's mortgagees withholds its consent to the requested action.


               THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.
               --------------------------------------------------

         IN WITNESS WHEREOF, the parties have caused this Lease to be executed as of the day and year first above written.


LANDLORD:                          WIRE TECHNOLOGIES, INC.

                                   By:
                                       --------------------------------------
                                   Its:



TENANT:                            COPPERFIELD, LLC

                                   By:
                                       --------------------------------------
                                   Its:

                                                                     EXHIBIT E


                              REMEDIATION AGREEMENT


See Attached.

                           ENVIRONMENTAL INVESTIGATION
                          AND REMEDIAL ACTION AGREEMENT



         THIS ENVIRONMENTAL INVESTIGATION AND REMEDIAL ACTION AGREEMENT, dated as of November 30, 2005 (the "Agreement"), is among International Wire Group, Inc., a Delaware corporation ("Seller Parent"), Wire Technologies, Inc., an Indiana corporation ("Seller"), and Copperfield, LLC, a Minnesota limited liability company ("Purchaser") (collectively, Seller Parent, Seller, and Purchaser are referred to as the "Parties").


                              W I T N E S S E T H:

         WHEREAS, the Parties acknowledge that Purchaser's Phase I Environmental Site Assessment prepared by Landmark Environmental, LLC dated November 2005, of Seller's facility at 1388 Zaragosa Road North, El Paso, TX (the "Zaragosa Facility") identified the following potential environmental conditions: (a) potential historic discharges from an explosion of a pipe line owned and operated by Shell Oil Company that occurred in the 1970s that was never tested;
(b) potential historic discharges of Hazardous Materials to a former on-site septic system and septic field which were not fully evaluated in a prior Phase II Environmental Site Assessment, and (c) stained soil on the north side of the Zaragosa Facility building adjacent to the large air compressor ("Stained Soil") (collectively, "Environmental Conditions");

         WHEREAS, the Parties acknowledge that Purchaser will not acquire the Zaragosa Facility until these Environmental Conditions have been investigated and, to the extent required by Environmental Laws, remediated;

         WHEREAS, Seller and Purchaser have entered into a Lease for the Zaragosa Facility, dated as of the date of this Agreement (the "Lease"); and

         WHEREAS, certain terms used in this Agreement are defined in Section 1, below.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:


         Section 1. Definitions. All terms not defined below shall have the meaning provided for in the Asset Purchase Agreement between the parties, which shall be dated as the date of this Agreement:

                (a) "Environmental Conditions" shall have the meaning prescribed in the recitals above.

                (b) "Lease" shall have the meaning prescribed in the recitals above.

                (c) "Stained Soil" shall have the meaning prescribed in the recitals above.

                (d) "Zaragosa Facility" shall have the meaning prescribed in the recitals above.

         Section 2. Stained Soil. No later than thirty (30) days after the date of this Agreement, Seller, at its sole cost and expense, shall cause: (a) the petroleum contaminated Stained Soil to be excavated and disposed of in accordance with applicable Environmental Laws, (b) confirmation testing to be performed at the areas where the Stained Soils have been removed, and (c) the dike surrounding the air compressor to be repaired and sealed so that discharges from the air compressor shall be contained. Upon completion of the work as contemplated under this Section 2, the Consultant, as defined below in Section 3, shall provide Purchaser with a letter addressed to Purchaser indicating that no further action with respect to the Stained Soil is warranted under applicable Environmental Law.

         Section 3. Phase II. (a) Within seven (7) days after the date of this Agreement, Seller shall retain an environmental consulting firm reasonably acceptable to Purchaser, which acceptance shall not be unreasonably withheld, denied or conditioned ("Consultant") to implement the scope of work described in the summary attached hereto as Exhibit A (the "Phase II"). Seller shall use commercially reasonable efforts to complete the Phase II on or before January 31, 2006. Provided Purchaser consents, Consultant may request that the laboratory analyze all samples on a three day turn around ("TAT"). Purchaser shall reimburse Seller for fifty percent ("50%") of the costs of the Phase II, including the surcharge associated with three day TAT. Purchaser shall have the right, at its sole cost and expense, to retain an environmental consultant to provide oversight on Purchaser's behalf.

                (b) If the Phase II identifies the presence of hazardous materials at concentrations exceeding those allowed by Environmental Laws applicable to industrial use properties ("Contamination"), Seller, as between Seller and Purchaser, shall be solely responsible for implementing any Remedial Action required by applicable Environmental Laws with respect to the Contamination.

                (c) Seller shall promptly provide Purchaser with all laboratory results, boring logs, maps and diagrams, draft reports, and correspondence to Governmental Authorities relating to the work required under this Agreement for Purchaser's review and comment. Purchaser agrees to provide to Seller its comments within seven (7) days after receipt of any of the foregoing. Seller and the Consultant shall give due consideration to Purchaser's comments with respect to the draft of each report. Seller will promptly provide Purchaser with a copy of each final report.

                (d) Seller shall notify Purchaser within fourteen (14) days after completion of the final Phase II report whether or not Seller shall cause the Contamination to be remediated.

                (e) If Seller elects to undertake the required Remedial Action, it shall do so at its sole cost and expense. Seller shall have the right to choose the method of remediation to address the Contamination and shall be allowed to use deed restrictions and engineering controls to achieve closure, provided that such limitations do not unreasonably interfere with the continued use of the Zaragosa Facility for industrial purposes.

                (f) Seller's obligations hereunder shall be complete when the Seller delivers to the Purchaser documentation indicating that no further Remedial Action is required under applicable Environmental Laws. If Seller opts to remediate the Contamination under the Texas Commission on Environmental Quality's ("TCEQ's") Voluntary Cleanup Program ("VCP"), this condition shall be satisfied by the receipt of a letter from the TCEQ indicating that no further investigation is warranted. If Seller opts to remediate the Contamination outside of the VCP, then Seller's obligation hereunder shall be satisfied by the delivery of a letter from Consultant addressed to Purchaser indicating that no further Remedial Action is warranted under applicable Environmental Laws, which letter shall be acceptable to Purchaser, which acceptance shall not be unreasonably denied, withheld, or conditioned.

                (g) Pursuant to applicable Environmental Laws, Seller shall cause the removal or closure of any groundwater monitoring wells and the disposal of any waste generated as a result of the Stained Soil removal, the Phase II or any Remedial Action of Contamination.

                (h) Notwithstanding anything to the contrary, if the Phase II identifies Contamination and Seller fails to undertake the required Remedial Action, Purchaser's sole option shall be to terminate the Lease of the Zaragosa Facility, pursuant to the terms and conditions of the Lease. Purchaser shall have no right to compel Seller to undertake the required Remedial Action.

                (i) Seller shall secure, at no expense to Purchaser, all permits or licenses required in connection with the work to be undertaken under this Agreement and shall comply with all laws applicable to the work required under this Agreement and the Zaragosa Facility, including (but not limited to) any laws, standards, regulations and permit requirements relating to environmental pollution or contamination or to occupational health and safety. Seller shall indemnify and defend Purchaser against any and all claims asserted against Purchaser arising out of or connected with the violation of any law by Seller while at or on the Property to perform the work required under this Agreement.

         Section 4. Cooperation. The Parties agree to cooperate with each other in implementing the Stained Soil removal, the Phase II and any required Remedial Action. Seller shall provide Purchaser with at least five (5) days prior notice of any plans to enter the Zaragosa Facility for the purpose of conducting the work required under this Agreement. Seller shall use commercially reasonable efforts to ensure that any work conducted pursuant to this Agreement does not unreasonably interfere with Purchaser's use of the Zaragosa Facility. Upon completion of the work required under this Agreement, Seller shall remove any equipment, personal property and debris resulting from the work and shall restore the Property to the condition it was in prior to the commencement of the work; provided, Seller shall be allowed to repair borings with patches of material similar to that which was damaged during the advancement of such borings.

         Section 5. General.

                (a) Governing Law: This Agreement shall be construed and interpreted in accordance with the laws of the state of Texas, without reference to the choice of law rules thereof.

                (b) Entire Agreement: This Agreement together with the Lease and the Asset Purchase Agreement dated as of the date hereof, among the Parties, is the full, complete, and entire agreement of the parties with respect to the subjects hereof, and any and all prior writings, representations, and negotiations with respect to those subjects are superseded by this Agreement.

                (c) Headings: The headings used in this agreement are provided solely as a convenient means of reference. They are not intended to, and do not, limit or expand the purpose or effect of the paragraphs to which they are appended. The headings shall not be used to construe or interpret this agreement.

                (d) Singular and Plural: As used in this agreement, the singular form of a word includes the plural form of that word, and vice versa, and this agreement shall be deemed to include such changes to the accompanying verbiage as may be necessary to conform to the change from a singular to plural, or vice versa.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.



                            INTERNATIONAL WIRE GROUP, INC.

                            By:
                                --------------------------------------------
                                Name:
                                Title:


                            WIRE TECHNOLOGIES, INC.

                            By:
                                --------------------------------------------
                                Name:
                                Title:


                            COPPERFIELD, LLC

                            By:
                                --------------------------------------------
                                Name:
                                Title: